Exhibit 99.3

SALIX PHARMACEUTICALS, LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Salix Pharmaceuticals, Ltd.

We have audited the accompanying consolidated balance sheets of Salix Pharmaceuticals, Ltd. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule II, included in Exhibit 99.3. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Salix Pharmaceuticals, Ltd. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Salix Pharmaceuticals, Ltd.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) and our report dated February 28, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 28, 2014 except Note 15, as to which the date is May 30, 2014

SALIX PHARMACEUTICALS, LTD.

Consolidated Balance Sheets

	December 31,
	2013	2012
	(U.S. dollars, in thousands, except share and per share amounts)
A S S E T S
Current assets:
Cash and cash equivalents	$1,157,850	$751,006
Restricted cash	750,000	—
Accounts receivable, net	147,933	268,239
Inventory	104,395	90,533
Deferred tax assets	86,693	57,050
Prepaid expenses and other current assets	51,241	21,753

Total current assets	2,298,112	1,188,581
Property and equipment, net	27,312	27,878
Goodwill	180,909	180,905
Product rights and intangibles, net	397,510	441,506
Other assets	37,551	35,914

Total assets	$2,941,394	$1,874,784

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y
Current liabilities:
Accounts payable	$32,632	$31,110
Accrued liabilities	97,661	81,062
Income taxes payable	43,354	8,507
Reserve for product returns, rebates and chargebacks	246,838	140,191
Current portion of capital lease obligations	47	50

Total current liabilities	420,532	260,920
Long-term liabilities:
Convertible senior notes	882,050	857,209
Lease incentive obligation	8,610	7,554
Senior notes	750,000	—
Acquisition-related contingent consideration	87,300	103,500
Deferred tax liabilities	42,371	64,255
Other long-term liabilities	9,665	20,845

Total long-term liabilities	1,779,996	1,053,363
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, issuable in series, none outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized, 62,937,966 and 60,918,391 shares issued and outstanding at December 31, 2013 and 2012, respectively	63	61
Additional paid-in-capital	667,428	631,364
Accumulated other comprehensive income	1,721	456
Retained earnings (deficit)	71,654	(71,380)

Total stockholders’ equity	740,866	560,501

Total liabilities and stockholders’ equity	$2,941,394	$1,874,784

The accompanying notes are an integral part of these consolidated financial statements.

SALIX PHARMACEUTICALS, LTD.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2013	2012	2011
	(U.S. dollars, in thousands, except per share data)
Revenues:
Net product revenues	$933,838	$735,444	$540,488

Costs and expenses:
Cost of products sold (excluding $44,744, $45,351and $10,908 in amortization of product rights and intangible assets for the years ended December 31, 2013, 2012 and 2011, respectively)	179,392	124,597	95,369
Amortization of product rights and intangible assets	44,744	45,351	10,908
Intangible impairment charges	—	41,600	—
Research and development	149,974	123,234	104,350
Selling, general and administrative	304,215	258,187	186,988
Change in acquisition-related contingent consideration	(16,200)	(29,598)	27,000

Total costs and expenses	662,125	563,371	424,615

Income from operations	271,713	172,073	115,873
Loss on extinguishment of debt	—	(15,580)	—
Interest expense	(61,651)	(55,518)	(32,121)
Interest and other income	2,003	10,853	2,349

Income before provision for income tax	212,065	111,828	86,101
Income tax (expense) benefit	(69,031)	(47,582)	1,298

Net income	$143,034	$64,246	$87,399

Net income per share, basic	$2.31	$1.09	$1.49

Net income per share, diluted	$2.18	$1.01	$1.44

Shares used in computing net income per share, basic	61,792	58,747	58,718

Shares used in computing net income per share, diluted	65,692	63,699	65,483

Comprehensive income	$144,299	$64,813	$87,288

The accompanying notes are an integral part of these consolidated financial statements.

SALIX PHARMACEUTICALS, LTD.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in- capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders’ Equity
	Shares	Amount
	(U.S. dollars, in thousands, except share amounts)
Balance at December 31, 2010	58,139,941	$58	$624,886	$—	$(223,025)	$401,919
Issuance of common stock upon exercise of stock options	370,874	—	5,396	—	—	5,396
Payments related to net settlement of stock-based awards	—	—	(3,030)	—	—	(3,030)
Issuance of common stock upon vesting of restricted stock	694,444	1	(1)	—	—	—
Income tax benefit from non-qualified stock option exercises	—	—	42,272	—	—	42,272
Foreign translation adjustments	—	—	—	(111)	—	(111)
Compensation expense related to restricted stock awards	—	—	15,792	—	—	15,792
Net income		—	—	—	87,399	87,399

Balance at December 31, 2011	59,205,259	59	685,315	(111)	(135,626)	549,637
Issuance of common stock upon exercise of stock options	850,204	1	8,531	—	—	8,532
Payments related to net settlement of stock-based awards	—	—	(2,926)	—	—	(2,926)
Issuance of common stock upon vesting of restricted stock	536,981	—	—	—	—	—
Income tax benefit from non-qualified stock option exercises	—	—	10,971	—	—	10,971
Foreign translation adjustments	—	—	—	567	—	567
Issuance of convertible debt, net of tax	—	—	92,153	—	—	92,153
Sale of warrants	—	—	98,994	—	—	98,994
Purchase of convertible note hedge, net of tax			(98,702)			(98,702)
Repurchase of common stock	(1,534,800)	(1)	(74,821)	—	—	(74,822)
Compensation expense related to restricted stock awards	—	—	21,202	—	—	21,202
Extinguishment of 2028 Notes	—	—	(184,507)	—	—	(184,507)
Issuance of common stock upon conversion of 2028 Notes	1,860,747	2	75,154	—	—	75,156
Net income	—	—	—	—	64,246	64,246

Balance at December 31, 2012	60,918,391	61	$631,364	456	(71,380)	560,501
Issuance of common stock upon exercise of stock options	263,754	—	4,218	—	—	4,218
Payments related to net settlement of stock-based awards	—	—	(4,037)	—	—	(4,037)
Issuance of common stock upon vesting of restricted stock	585,238	1	(1)	—	—	—
Income tax benefit from non-qualified stock option exercises	—	—	9,731	—	—	9,731
Foreign translation adjustments	—	—	—	1,265	—	1,265
Compensation expense related to restricted stock awards	—	—	26,154	—	—	26,154
Issuance of common stock upon conversion of 2028 Notes	1,170,583	1	(1)	—	—	—
Net income	—	—	—	—	143,034	143,034

Balance at December 31, 2013	62,937,966	$63	$667,428	$1,721	$71,654	$740,866

Other comprehensive income is composed entirely of adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiary into U.S. dollars.

The accompanying notes are an integral part of these consolidated financial statements.

SALIX PHARMACEUTICALS, LTD.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
	(U.S. dollars, in thousands)
Cash Flows from Operating Activities
Net income	$143,034	$64,246	$87,399
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property and equipment	113	233	534
Depreciation and amortization	52,133	52,150	15,247
Intangible impairment charge	—	41,600	—
Amortization of debt discount	37,341	31,655	17,278
Loss on extinguishment of debt	—	12,842	—
Gain on adjustment of put option to fair market value	—	(9,325)	—
Stock-based compensation expense	26,154	21,202	15,792
Deferred income taxes	(51,527)	(7,460)	(76,239)
Change in acquisition-related contingent consideration	(16,200)	(29,598)	27,000
Changes in operating assets and liabilities:
Accounts receivable, inventory, prepaid expenses and other assets	75,319	(154,696)	(60,427)
Accounts payable, accrued and other liabilities	42,841	22,431	55,327
Reserve for product returns, rebates and chargebacks	106,647	42,312	37,239

Net cash provided by operating activities	415,855	87,592	119,150
Cash Flows from Investing Activities
Purchases of property and equipment	(6,936)	(5,370)	(26,139)
Business acquisitions, net of cash acquired	—	(10,000)	(362,482)

Net cash used by investing activities	(6,936)	(15,370)	(388,621)
Cash Flows from Financing Activities
Proceeds from convertible senior note offering	—	690,000	—
Debt issuance costs	—	(21,159)	—
Purchase of call options	—	(166,980)	—
Proceeds from sale of warrants	—	98,994	—
Repurchase of common stock	—	(74,822)	—
Extinguishment of 2028 convertible senior notes	(12,500)	(156,851)	—
Principal payments on capital lease obligations	—	(138)	(272)
Excess tax benefit from stock-based compensation	9,731	10,971	42,272
Payments related to net settlement of stock-based awards	(4,037)	(2,926)	(3,030)
Proceeds from issuance of common stock upon exercise of stock awards	4,218	8,532	5,396

Net cash provided by financing activities	(2,588)	385,621	44,366
Effect of exchange rate changes on cash	513	349	(111)

Net increase (decrease) in cash and cash equivalents	406,844	458,192	(225,216)
Cash and cash equivalents at beginning of year	751,006	292,814	518,030

Cash and cash equivalents at end of year	$1,157,850	$751,006	$292,814

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$87,311	$33,811	$14,855

Cash paid for interest	$20,525	$17,239	$12,788

Acquisition-related contingent consideration	$87,300	$103,500	$119,698

The accompanying notes are an integral part of these consolidated financial statements.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements

December 31, 2013

(1) ORGANIZATION AND BASIS OF PRESENTATION

Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix” or the “Company”), is a specialty pharmaceutical company dedicated to acquiring, developing and commercializing prescription drugs and medical devices used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract.

These consolidated financial statements are stated in U.S. dollars and are prepared under accounting principles generally accepted in the United States. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include all adjustments that, in the opinion of management, are necessary for a fair presentation of financial position, results of operations, and cash flows.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses recognized during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including but not limited to those related to product returns, rebates, chargebacks, collectability of receivables, inventory, intangible assets, income taxes and contingencies and litigation. Actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. Revenue is realized or realizable and earned when all of the following criteria are met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the Company’s price to the buyer is fixed or determinable; and (d) collectability is reasonably assured.

The Company recognizes revenue from sales transactions where the buyer has the right to return the product at the time of sale only if (1) the Company’s price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid the Company, or the buyer is obligated to pay the Company and the obligation is not contingent on resale of the product, (3) the buyer’s obligation to the Company would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from any provided by the Company, (5) the Company does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and (6) the amount of future returns can be reasonably estimated. The Company recognizes revenues for product sales at the time title and risk of loss are transferred to the customer, which is generally at the time products are shipped. The Company’s net product revenue represents the Company’s total revenues less allowances for customer credits, including estimated discounts, rebates, chargebacks and product returns.

The Company establishes allowances for estimated rebates, chargebacks and product returns based on numerous qualitative and quantitative factors, including:

•	the number of and specific contractual terms of agreements with customers;

•	estimated levels of inventory in the distribution channel;

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

•	historical rebates, chargebacks and returns of products;

•	direct communication with customers;

•	anticipated introduction of competitive products or generics;

•	anticipated pricing strategy changes by the Company and/or its competitors;

•	analysis of prescription data gathered by a third-party prescription data provider;

•	the impact of changes in state and federal regulations; and

•	estimated remaining shelf life of products.

In its analyses, the Company uses prescription data purchased from a third-party data provider to develop estimates of historical inventory channel pull-through. The Company utilizes an internal analysis to compare historical net product shipments to estimated historical prescriptions written. Based on that analysis, management develops an estimate of the quantity of product in the channel which may be subject to various rebate, chargeback and product return exposures. At least quarterly for each product line, the Company prepares an internal estimate of ending inventory units in the distribution channel by adding estimated inventory in the channel at the beginning of the period, plus net product shipments for the period, less estimated prescriptions written for the period. Based on that analysis, the Company develops an estimate of the quantity of product in the channel that might be subject to various rebate, chargeback and product return exposures. This is done for each product line by applying a rate of historical activity for rebates, chargebacks and product returns, adjusted for relevant quantitative and qualitative factors discussed above, to the potential exposed product estimated to be in the distribution channel. The Company regularly adjusts internal forecasts that are utilized to calculate the estimated number of months in the channel based on input from members of the Company’s sales, marketing and operations groups. The adjusted forecasts take into account numerous factors including, but not limited to, new product introductions, direct communication with customers and potential product expiry issues. Adjustments to estimates are recorded in the period when significant events or changes in trends are identified.

The Company periodically offers promotional discounts to the Company’s existing customer base. These discounts are calculated as a percentage of the current published list price and are treated as off-invoice allowances. Accordingly, the discounts are recorded as a reduction of revenue in the period that the program is offered. In addition to promotional discounts, at the time that the Company implements a price increase, it generally offers its existing customer base an opportunity to purchase a limited quantity of product at the previous list price. Shipments resulting from these programs generally are not in excess of ordinary levels, therefore, the Company recognizes the related revenue upon shipment and includes the shipments in estimating various product related allowances. In the event the Company determines that these shipments represent purchases of inventory in excess of ordinary levels for a given wholesaler, the potential impact on product returns exposure would be specifically evaluated and reflected as a reduction in revenue at the time of such shipments.

Allowances for estimated rebates, chargebacks and promotional programs were $186.4 million and $103.8 million as of December 31, 2013 and 2012, respectively. These allowances reflect an estimate of the Company’s liability for items such as rebates due to various governmental organizations under the Medicare/Medicaid regulations, rebates due to managed care organizations under specific contracts and chargebacks due to various organizations purchasing products through federal contracts and/or group purchasing agreements. The Company estimates its liability for rebates and chargebacks at each reporting period based on a methodology of applying quantitative and qualitative assumptions discussed above. Due to the subjectivity of the Company’s accrual estimates for rebates and chargebacks, the Company prepares various sensitivity analyses to ensure the Company’s final estimate is within a reasonable range as well as review prior period activity to ensure that the Company’s methodology continues to be appropriate.

Allowances for product returns were $60.4 million and $36.4 million as of December 31, 2013 and 2012, respectively. These allowances reflect an estimate of the Company’s liability for products that may be returned by the original purchaser in accordance with the Company’s stated return policy. The Company estimates its liability for

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

product returns at each reporting period based on historical return rates, estimated inventory in the channel and the other factors discussed above. Due to the subjectivity of the Company’s accrual estimates for product returns, the Company prepares various sensitivity analyses and also reviews prior period activity to ensure that the Company’s methodology is still reasonable.

The Company’s provision for revenue-reducing items such as rebates, chargebacks, and product returns as a percentage of gross product revenue in the years ended December 31, 2013, 2012 and 2011 was 20.7%, 15.7% and 14.6% for rebates, chargebacks and discounts and was 3.3%, 3.3% and 3.9% for product returns, respectively.

During the second quarter of 2010 the Company recognized product revenue related to initial shipments to wholesalers of Xifaxan 550mg, which the FDA approved on March 24, 2010 for reduction in risk of overt hepatic encephalopathy, or HE, recurrence in patients 18 years of age or older, and launched to physicians in May 2010. Based on our historical experience with Xifaxan 200mg, which the Company distributes through the same distribution channels and is prescribed by the same physicians as Xifaxan 550mg, we have the ability to estimate returns for Xifaxan 550mg and therefore recognized revenue upon shipment to the wholesalers.

During the second quarter of 2011, the Company began recognizing product revenue related to shipments to wholesalers of Relistor, which the Company acquired from Progenics Pharmaceuticals, Inc. in February 2011. Based on historical experience with Relistor obtained from Progenics, and historical experience with the Company’s products, specifically Xifaxan 200mg, Xifaxan 500mg and Apriso, which the Company distributes through the same distribution channels and are prescribed by the same physicians as Relistor, management has the ability to estimate returns for Relistor and therefore recognized revenue upon shipment to the wholesalers.

In December 2011, the Company acquired an exclusive worldwide license to Solesta and Deflux with the completion of its acquisition of Oceana Therapeutics, Inc. Solesta and Deflux are medical devices that the Company sells to specialty distributors who then sell the products to end users, primarily hospitals, surgical centers and physicians. The specialty distributors generally do not purchase these products until an end user is identified. Based on historical experience with these products obtained from Oceana, and historical experience with the Company’s products, specifically Xifaxan 200mg, Xifaxan 550mg and Apriso, which are prescribed by the same physicians as Solesta, management has the ability to estimate returns for Solesta and Deflux and therefore recognized revenue upon shipment to the specialty distributors.

Research and Development

The Company expenses research and development costs, both internal and externally contracted, as incurred. For nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities, the Company initially capitalizes the advance payment. The Company then recognizes such amounts as an expense as the related goods are delivered or the related services are performed. At December 31, 2013 and 2012, the net liability related to on-going research and development activities was $13.5 million and $14.1 million, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in several different financial instruments with various banks and brokerage houses. This diversification of risk is consistent with Company policy to maintain liquidity and ensure the safety of principal. At December 31, 2013, cash and cash equivalents consisted primarily of demand deposits, overnight investments in Eurodollars, certificates of deposit and money market funds at reputable financial institutions and did not include any auction rate securities.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Accounts Receivable

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the United States. The Company is required to estimate the level of accounts receivable which ultimately will be uncollectible. The Company calculates this estimate based on a review of specific customer balances, industry experience and the current economic environment. Currently, the Company reserves for specific accounts plus a percentage of the Company’s outstanding trade accounts receivable balance as an allowance for uncollectible accounts. The allowance for uncollectible accounts at December 31, 2013 and 2012 was $2.8 million and $2.5 million, respectively, which includes $1.0 million of royalties due.

Financial Instruments, Recurring and Nonrecurring Fair Value Measurements

Recurring Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, approximated their fair values as of December 31, 2013 and 2012 due to the short-term nature of these financial instruments and they are considered Level 1 investments. Level 1 investments are investments where there are quoted prices in active markets available for identical assets or liabilities. Accounts receivable, accounts payable, accrued liabilities and capital lease obligations approximated their fair values at December 31, 2013 and 2012 due to the short-term nature of these financial instruments.

The Company’s convertible senior notes are considered Level 2 instruments, which are defined as those with significant other observable inputs. The fair value of the convertible senior notes was estimated using a Black-Scholes model incorporating the period-ending price of the Company’s common stock and other inputs.

The fair value of the contingent consideration liability, consisting of future potential milestone payments related to the Oceana, Progenics and Alfa Wassermann EIR acquisitions was $87.3 million and $103.5 million at December 31, 2013 and 2012, respectively. The Company considers this liability a Level 3 instrument in the fair value hierarchy, which is defined as one with significant unobservable inputs. The Company determined fair values based on the income approach using probability-weighted discounted cash flows that included probability assessments of occurrence of triggering events appropriately discounted considering the uncertainties associated with the obligation, calculated in accordance with the terms of the acquisition agreement based on management’s forecasts, and Monte-Carlo simulation models. The most significant unobservable inputs are the probability of receiving FDA approval for the relevant compounds and the subsequent commercial success of these compounds, if approved. The fair value of the related contingent consideration would be minimal if a compound does not receive FDA approval. The Company reviews the fair value of contingent consideration quarterly or whenever events or changes in circumstances occur that indicate there has been a change in the fair value.

The following table summarizes the activity related to the Company’s contingent consideration liability for the years ended December 31:

	2013	2012
Balance at January 1	$103,500	$119,698
Increase related to Alfa Wassermann EIR acquisition	—	13,400
Other changes in contingent consideration value	(16,200)	(29,598)

Balance at December 31	$87,300	$103,500

Nonrecurring Fair Value Measurements

The fair value of the put option granted to the majority holder of the Company’s 2028 Notes, a Level 3 instrument in the fair value hierarchy, which is defined as one with significant unobservable inputs, was $5.6 million at March 31, 2012. The Company determined the fair value based on a Black-Scholes model incorporating the period-ending price of the Company’s common stock and other inputs. The put option expired unexercised in June 2012.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

The Company’s non-financial assets, such as intangible assets and property and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. The Company reassessed the value of the indefinite lived intangible asset related to methylnaltrexone bromide injection for subcutaneous use for the treatment of opioid-induced constipation, or OIC, in adult patients with chronic, non-cancer pain and recorded a non-cash charge to earnings of $41.6 million in the three-month period ended September 30, 2012. The Company determined the fair value of the indefinite lived intangible asset using a discounted cash flow approach, which contains significant unobservable inputs and therefore is considered a Level 3 fair value measurement. The unobservable inputs in the analysis included future cash flow projections and a discount rate.

Inventories

The Company states raw materials, work-in-process and finished goods inventories at the lower of cost (which approximates actual cost on a first-in, first-out cost method) or market value. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life, and current and expected market conditions, including levels of competition, including generic competition. The Company measures inventory adjustments as the difference between the cost of the inventory and estimated market value based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. At the point of the loss recognition, the Company establishes a new, lower-cost basis for that inventory, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

The Company expenses pre-approval inventory unless the Company believes it is probable that the inventory will be saleable. The Company capitalizes inventory costs associated with marketed products and certain products prior to regulatory approval and product launch, based on management’s judgment of probable future commercial use and net realizable value. Capitalization of this inventory does not begin until the product candidate is considered to have a high probability of regulatory approval, which is generally after the Company has analyzed Phase 3 data or filed an NDA. If the Company is aware of any specific risks or contingencies that are likely to impact the expected regulatory approval process or if there are any specific issues identified during the research process relating to safety, efficacy, manufacturing, marketing or labeling of the product candidate, the Company does not capitalize the related inventory. Once the Company capitalizes inventory for a product candidate that is not yet approved, the Company monitors, on a quarterly basis, the status of this candidate within the regulatory approval process. The Company could be required to expense previously capitalized costs related to pre-approval inventory upon a change in its judgment of future commercial use and net realizable value, due to a denial or delay of approval by regulatory bodies, a delay in the timeline for commercialization or other potential factors. On a quarterly basis, the Company evaluates all inventory, including inventory capitalized for which regulatory approval has not yet been obtained, to determine if any lower of cost or market adjustment is required. As it relates to pre-approval inventory, the Company considers several factors including expected timing of FDA approval, projected sales volume and estimated selling price. At December 31, 2013 and 2012, there were no amounts included in inventory related to pre-approval inventory.

Inventory at December 31, 2013 consisted of $57.9 million of raw materials, $15.8 million of work-in-process, and $30.7 million of finished goods. Inventory at December 31, 2012 consisted of $40.1 million of raw materials, $17.6 million of work-in-process, and $32.8 million of finished goods.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets, generally three to five years, using the straight-line method.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Intangible Assets and Goodwill

The Company’s intangible assets consist of license agreements, product rights and other identifiable intangible assets, which result from product and business acquisitions. Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination.

When the Company makes product acquisitions that include license agreements, product rights and other identifiable intangible assets, it records the purchase price of such intangibles, along with the value of the product related liabilities that it assumes, as intangible assets. The Company allocates the aggregate purchase price to the fair value of the various tangible and intangible assets in order to determine the appropriate carrying value of the acquired assets and then amortizes the cost of finite lived intangible assets as an expense in its consolidated statements of comprehensive income over the estimated economic useful life of the related assets. Finite lived intangible assets consist primarily of product rights for currently marketed products and are amortized over their expected economic life. The Company accounts for acquired in-process research and development as indefinite lived intangible assets until regulatory approval or discontinuation. The Company assesses the impairment of identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value might not be recoverable. The Company believes that the following factors could trigger an impairment review: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business; approval of generic products; and significant negative industry or economic trends.

In assessing the recoverability of its intangible assets, the Company must make assumptions regarding estimated future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the intangible assets, the Company must determine the fair value of the intangible assets. If the fair value of the intangible assets is less than the carrying value, the Company will recognize an impairment loss in an amount equal to the difference. The Company reviews goodwill and indefinite lived intangibles for impairment on an annual basis in the fourth quarter, and goodwill and other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As discussed below, the Company reassessed the value of the indefinite lived intangible asset related to methylnaltrexone bromide injection for subcutaneous use for the treatment of opioid-induced constipation, or OIC, in adult patients with chronic, non-cancer pain and recorded a non-cash charge to earnings of $41.6 million in the three-month period ended September 30, 2012. At December 31, 2013 there was no impairment to goodwill.

The following table reflects the components of all specifically identifiable intangible assets as of December 31 (in thousands):

	2013				2012
	Gross Amount	Accumulated Amortization	Foreign Exchange Translation	Net Carrying Value	Gross Amount	Accumulated Amortization	Foreign Exchange Translation	Net Carrying Value
Goodwill	$180,905	$—	$4	$180,909	$180,905	$—	$—	$180,905
Finite lived intangible assets	490,367	149,322	865	341,910	490,367	104,679	218	385,906
Indefinite lived intangible assets	55,600	—	—	55,600	55,600	—	—	55,600

Total	$726,872	$149,322	$869	$578,419	$726,872	$104,679	$218	$622,411

The weighted-average remaining life of our finite lived intangible assets was eight years and nine years at December 31, 2013 and 2012, respectively.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

The following table summarizes the activity related to the Company’s goodwill:

Balance at January 1, 2011	$85,257
Increase related to Oceana acquisition	101,775

Balance at December 31, 2011, as initially reported	$187,032
Measurement period adjustment for Oceana acquisition	(6,127)

Balance at December 31, 2011, revised and December 31, 2012	$180,905
Foreign exchange translation	4

Balance at December 31, 2013	$180,909

The Company recorded goodwill of $101.8 million in connection with the Oceana acquisition in December 2011, which was decreased by $6.1 million in 2012, upon completion of purchase accounting.

Amortization expense is calculated on a straight-line basis over the estimated useful life of the asset. Amortization expense for the years ended December 31, 2013, 2012 and 2011was $44.7 million, $45.4 million and $10.9 million, respectively. Estimated amortization expense related to intangible assets existing as of December 31, 2013 is between approximately $42 million and $44 million annually for each of the succeeding five years.

In November 2003, the Company acquired from aaiPharma LLC for $2.0 million the exclusive right to sell 25, 75 and 100 milligram dosage strengths of azathioprine tablets in North America under the name Azasan. The purchase price was fully allocated to product rights and related intangibles and is being amortized over a period of ten years. Although Azasan does not have any patent protection, the Company believes ten years is an appropriate amortization period based on established product sales history and management’s experience. At December 31, 2013 and 2012, accumulated amortization for the Azasan intangible was $2.0 million and $1.8 million, respectively.

In June 2004, the Company acquired the exclusive U.S. rights to Anusol-HC (hydrocortisone USP) 2.5% cream, Anusol-HC (hydrocortisone acetate) 25 mg suppository, Proctocort (hydrocortisone USP) 1% cream and Proctocort (hydrocortisone acetate) 30 mg suppositories from King Pharmaceuticals, Inc. for $13.0 million. The purchase price was fully allocated to product rights and related intangibles and is being amortized over a period of ten years. Although Anusol-HC and Proctocort do not have any patent protection, the Company believes ten years is an appropriate amortization period based on established product sales history and management’s experience. At December 31, 2013 and 2012, accumulated amortization for the King product intangibles was $12.4 million and $11.0 million, respectively.

In September 2005, the Company acquired InKine Pharmaceutical Company, Inc. for $210.0 million. The Company allocated $74.0 million of the purchase price to in-process research and development, $9.3 million to net assets acquired and $37.0 million to specifically identifiable product rights and related intangibles with an ongoing economic benefit to the Company. The Company allocated the remaining $89.7 million to goodwill, which is not being amortized. The InKine product rights and related intangibles were being amortized over an average period of 14 years, which the Company believed was an appropriate amortization period due to the product’s patent protection and the estimated economic lives of the product rights and related intangibles. In September 2010, the Company entered into a Sublicense Agreement which granted Novel Laboratories, Inc. a license under the patents covering OsmoPrep such permitting Novel to launch a generic version of OsmoPrep no later than November 16, 2019. As a result of this agreement the amortization period was adjusted prospectively, and the remaining net book value of the intangible asset will be amortized through November 16, 2019, which is the Company’s revised estimate of its remaining economic life. The Company assessed whether there was an impairment to the carrying value of the related intangible asset due to its reduced economic life and determined that there was no impairment. At December 31, 2013 and 2012, accumulated amortization for the InKine intangibles was $22.9 million and $20.4 million, respectively.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

In December 2005, the Company entered into a License and Supply Agreement with Norgine B.V., granting Salix the exclusive right to sell a patented-protected, liquid PEG bowel cleansing product, NRL 944, in the United States. In August 2006, the Company received Food and Drug Administration marketing approval for NRL 944 under the branded name of MoviPrep. In January 2007 the United States Patent Office issued a patent providing coverage to September 1, 2024. Pursuant to the terms of the Agreement, Salix paid Norgine milestone payments of $15.0 million in August 2006, $5.0 million in December 2008 and $5.0 million in December 2009. The Company was amortizing these milestone payments over a period of 17.3 years through 2022, which the Company believed was an appropriate amortization period due to the product’s patent protection and the estimated economic life of the related intangible. In August 2010 the Company entered into a Sublicense Agreement that granted Novel Laboratories, Inc. a license to the patents covering MoviPrep permitting Novel to launch a generic version of MoviPrep no later than September 24, 2018. As a result of this agreement the amortization period was adjusted prospectively, and the remaining net book value of the intangible asset will be amortized through September 24, 2018, which is the Company’s revised estimate of its remaining economic life. The Company assessed whether there was an impairment to the carrying value of the related intangible asset due to its reduced economic life and determined that there was no impairment. At December 31, 2013 and 2012, accumulated amortization for the MoviPrep intangible was $13.9 million and $11.5 million, respectively.

In February 2007, the Company entered into a Master Purchase and Sale and License Agreement with Merck & Co. Inc., to purchase the U.S prescription pharmaceutical product rights to Pepcid Oral Suspension and Diuril Oral Suspension from Merck. The Company paid Merck $55.0 million at the closing of this transaction. The Company fully allocated the purchase price to product rights and related intangibles, and it is being amortized over a period of 15 years. Although Pepcid and Diuril do not have patent protection, the Company believes 15 years was an appropriate amortization period based on established product history and management experience. The FDA approved two generic famotidine oral suspension products in May and June 2010, respectively, and we launched an authorized generic version of our Pepcid product in May 2010 to compete with these generic products. As a result of these events, the Company assessed whether there was an impairment to the carrying value of the related intangible asset. Based on this analysis, the Company recorded a $30 million impairment charge to reduce the carrying value of the intangible asset to its estimated fair value during the three-month period ended June 30, 2010. At December 31, 2013 and 2012, accumulated amortization for the Merck products was $16.2 million and $15.1 million, respectively and the carrying value was $8.8 million and $9.9 million at December 31, 2013 and 2012, respectively.

In July 2002, the Company acquired the rights to develop and market a granulated formulation of mesalamine from Dr. Falk Pharma GmbH. On October 31, 2008, the FDA granted marketing approval for Apriso for the maintenance of remission of ulcerative colitis in adults. In November 2008, the Company made a $8.0 million milestone payment to Dr. Falk. The Company is amortizing this milestone payment over a period of 9.5 years, which the Company believes is an appropriate amortization period due to the product’s patent protection and the estimated economic life of the related intangible. At December 31, 2013 and 2012, accumulated amortization for the Apriso intangible was $4.4 million and $3.5 million, respectively.

In September 2007, the Company acquired the exclusive, worldwide right to sell metoclopramide-Zydis® (trade name Metozolv) from Wilmington Pharmaceuticals, LLC. On September 8, 2009 the FDA granted marketing approval for Metozolv™ ODT (metoclopramide HCl) 5 mg and 10 mg orally disintegrating tablets. In October 2009, the Company made a $7.3 million milestone payment to Wilmington. The Company was amortizing this milestone payment over a period of eight years, which the Company believed was an appropriate amortization period due to the product’s patent protection and the estimated economic life of the related intangible. On November 3, 2010, the Company received a paragraph IV notification from Novel stating that Novel had filed an ANDA to seek approval to market a generic version of Metozolv ODT, 5 mg and 10 mg. The notification letter asserted non-infringement of U.S. Patent No. 6,413,549 (the ‘549 patent). Upon examination of the relevant sections of the ANDA, the Company concluded that the ‘549 patent would not be enforced against Novel Laboratories. As a result of this event, the Company assessed whether there was an impairment to the carrying value of the related intangible asset. Based on this analysis, the Company recorded a $4.6 million impairment charge to reduce the carrying value of the intangible asset to

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

its estimated fair value during the three-month period ended December 31, 2010. At December 31, 2013 and 2012 accumulated amortization for the Metozolv intangible was $2.6 million and $2.6 million, respectively and the carrying value was $0.0 million.

In February 2011, the Company acquired an exclusive worldwide license to develop and commercialize the products containing methylnaltrexone bromide, or the MNTX Compound, marketed under the name Relistor, from Progenics Pharmaceuticals, Inc. (except in Japan, where Ono Pharmaceutical Co. Ltd. has previously licensed the subcutaneous formulation of the drug from Progenics) and a non-exclusive license to manufacture the MNTX Compound and products containing that compound in the same territory. The Company paid Progenics an up-front license fee payment of $60.0 million. The Company also agreed to pay development milestone payments of up to $90.0 million contingent upon achieving specified regulatory approvals and commercialization milestone payments of up to $200.0 million contingent upon achieving specified targets for net sales. The Company must pay Progenics 60% of any revenue received from sublicensees in respect of any country outside the United States. The Company must pay Progenics royalties based on a percentage ranging from the mid- to high-teens of net sales by the Company and its affiliates of any product containing the MNTX Compound (excluding sales by ex-U.S. sublicensees).

The Company accounted for the Progenics transaction as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date in its consolidated financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. As of the acquisition date, the estimated fair value of the assets acquired was $113.0 million. The Company estimated the fair value of the contingent consideration related to this transaction at $53.0 million, which was booked as a long-term liability on the consolidated balance sheet. The Company determined this liability amount using a probability-weighted discounted cash flow model based on the current regulatory status of the methylnaltrexone bromide development programs. The Company assesses the fair value of the contingent consideration quarterly, or whenever events or changes in circumstances indicate that the fair value may have changed, primarily as a result of clinical or regulatory results in the related in-process development programs. In December 2011, the Company announced positive Phase 3 data from the OIC Oral development program. Based on this information, the Company reassessed the fair value of the contingent consideration and recorded a $27.0 million increase in the contingent consideration and a corresponding charge to earnings in the fourth quarter of 2011. At December 31, 2013 and 2012, accumulated amortization for the intangible related to the currently approved indication for Relistor was $7.2 million and $4.6 million, respectively.

On July 27, 2012 the Company received a Complete Response Letter, or CRL, from the FDA following its review of a Supplemental New Drug Application (sNDA) for methylnaltrexone bromide injection for subcutaneous use for the treatment of OIC in adult patients with chronic, non-cancer pain. The CRL requested additional clinical data. In October 2012 the Company and Progenics held an End-of-Review meeting with the Division of Gastroenterology and Inborn Errors Products to better understand the contents of the CRL. Based on the results of this meeting, the Company reassessed the value of the indefinite lived intangible asset related to methylnaltrexone bromide injection for subcutaneous use for the treatment of OIC in chronic non-cancer pain and recorded a non-cash charge to earnings of $41.6 million in the three-month period ended September 30, 2012. Based on these events, the Company reassessed the fair value of the contingent consideration related to the Progenics transaction and recorded a $33.0 million decrease in the contingent consideration and a corresponding non-cash benefit to earnings in the three-month period ended September 30, 2012. The Company is currently evaluating the oral OIC development program and currently believes it will continue this program. However, additional information and additional guidance from the FDA could result in the termination of the oral OIC development program, which would result in impairment of the related intangible asset and a decrease in the related contingent consideration.

In December 2011, the Company completed its acquisition of Oceana Therapeutics, Inc. for a purchase price of approximately $303 million. Oceana has license agreements with Q-Med that provide us the worldwide right to commercialize Deflux and Solesta. Under a stock purchase agreement with Q-Med that was assumed in connection with this transaction, the Company is obligated to pay commercialization milestone payments of up to $45.0 million

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

contingent upon achieving specified targets for net sales of Solesta. Additionally, the Company must pay low double-digit royalties under these license agreements based on a percentage of net sales of both Deflux and Solesta by the Company and its affiliates in the U.S. and a fixed per-unit royalty of the products outside the U.S.

The Company accounted for the Oceana transaction as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date in its consolidated financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. As of the acquisition date, the estimated fair value of the assets acquired was approximately $342.8 million. The Company estimated the fair value of the contingent consideration related to this transaction at $39.7 million, which was booked as a long-term liability on the consolidated balance sheet. The Company determined this liability amount using a probability-weighted discounted cash flow model. The Company assesses the fair value of the contingent consideration quarterly, or whenever events or changes in circumstances indicate that the fair value may have changed, primarily as a result of significant changes in our forecast of net sales for Solesta. At December 31, 2013 accumulated amortization for the Deflux intangible was $9.3 million and $58.1 million for the Solesta intangible. At December 31, 2012 accumulated amortization for the Deflux intangible was $4.7 million and $29.0 million for the Solesta intangible.

In August 2012 the Company amended its 1996 Agreement with Alfa Wassermann. The Amended Agreement does not alter any of the terms for the TD or HE indications developed under the 1996 Agreement or IBS. The Company remains obligated to pay Alfa royalties, at the same range of rates as under the 1996 Agreement, on net sales of such products. In addition, the Amended Agreement provides the Company with an exclusive license to develop and commercialize rifaximin products for Crohn’s disease in the United States and Canada and a non-exclusive license to develop such products worldwide. The Company paid Alfa a non-refundable upfront fee of $10.0 million in August 2012, and is obligated to make a $25.0 million milestone payment upon receipt of marketing authorization in the United States for an extended intestinal release, or EIR, formulation product for CD, and additional milestones based on net sales of EIR formulation products for CD of up to $200.0 million. In addition, the Company is required to pay Alfa royalties on sales of rifaximin products for Crohn’s at percentage rates ranging from the low to mid-double digits.

The Company accounted for the Alfa Wassermann transaction as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date in its consolidated financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. As of the acquisition date, the estimated fair value of the assets acquired was $23.4 million which is included as an indefinite lived intangible asset on the consolidated balance sheet. The Company estimated the fair value of the contingent consideration related to this transaction at $13.4 million, which was booked as a long-term liability on the consolidated balance sheet. The Company determined this liability amount using a probability-weighted discounted cash flow model based on the current regulatory status of the EIR development program. The Company assesses the fair value of the contingent consideration quarterly, or whenever events or changes in circumstances indicate that the fair value may have changed, primarily as a result of clinical or regulatory results in the related in-process development programs.

Shipping and Handling Costs

The Company does not charge its customers for freight costs. The amounts of such costs are included in selling, general and administrative expenses and are not material.

Advertising Costs

The Company charges advertising costs to expense as incurred. Advertising expenses were approximately $19.1 million, $21.4 million and $11.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Segment Reporting

The Company operates in a single industry and segment acquiring, developing and commercializing prescription drugs used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract. Accordingly, the Company’s business is classified as a single reportable segment.

The following table presents net product revenues by product (in thousands):

	Year ended December 31,
	2013	2012	2011
Xifaxan	$645,628	$514,480	$371,653
Purgatives—OsmoPrep/MoviPrep	76,869	64,932	88,746
Inflammatory Bowel Disease—Colazal/Apriso/Giazo	126,388	85,504	49,736
Other—Anusol/Azasan/Diuril/Pepcid/Proctocort/Relistor/Deflux/Solesta/Metozolv/Fulyzaq	84,953	70,528	30,353

Net product revenues	$933,838	$735,444	$540,488

Other Comprehensive Income

Other comprehensive income is composed entirely of adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiary, Ocean Therapeutics, Limited, which the Company acquired in December 2011, into U.S. dollars.

Stock-Based Compensation

At December 31, 2013, the Company had one active share-based compensation plan, the 2005 Stock Plan, allowing for the issuance of stock options and restricted stock. The Company estimates the fair value of share-based payment awards on the date of the grant. The cost is to be recognized over the period during which an employee is required to provide service in exchange for the award.

Translation of Foreign Currencies

The functional currency of the Company’s foreign subsidiary, Oceana Therapeutics Limited, is the Euro. The Company translates its assets and liabilities using the current exchange rate as of the consolidated balance sheet date. The Company translates its stockholders’ equity using historical rates at the consolidated balance sheet date. The Company translates its expenses and items of income using a weighted-average exchange rate over the period ended on the consolidated balance sheet date. Adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiary into U.S. dollars are excluded from the determination of net income and are accumulated in a separate component of stockholders’ equity. The Company includes foreign exchange transaction gains and losses in its consolidated results of operations.

Pharmaceutical Manufacturers Fee

Effective January 1, 2011 the Company adopted Accounting Standard Update (“ASU”) No. 2010-27, Other Expenses (Topic 720): Fees Paid to the Federal Government by Pharmaceutical Manufacturers. This ASU provides guidance on how pharmaceutical manufacturers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act, both enacted in March 2010, referred to in this Note as the “Acts”. The Acts impose an annual fee on the pharmaceutical manufacturing industry for each calendar year beginning on or after January 1, 2011, payable no later than September 30 of the applicable calendar year and not tax deductible. The amount payable by a company is based on its brand prescription drug sales (including authorized generic product sales) for the preceding year as a

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

percentage of the industry’s brand prescription drug sales (including authorized generic product sales) for the same period. The ASU specifies that the liability for the fee should be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. The annual fee is an operating expense in the consolidated statement of comprehensive income. The annual impact of this fee on the Company will be highly variable depending on the volume of product sales. There was no material impact of the adoption of this guidance on the consolidated financial statements of the Company.

Income Taxes

The Company provides for income taxes under the liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the consolidated financial statements. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain. During the year ended December 31, 2011, management concluded that it was more likely than not that a majority of our deferred tax assets will be realized through future taxable income and released a significant portion of the valuation allowances related to these deferred tax assets during 2011.

The Company applies the provisions of ASC 740-10, “Income Taxes” with respect to accounting for uncertainty in income taxes. The Company’s net unrecognized tax benefits could change significantly due to tax benefits and liabilities that may be effectively settled within the next twelve months. The Company recognizes any interest accrued related to unrecognized tax benefits and penalties in income tax expense. During the twelve-month periods ended December 31, 2013, 2012 and 2011 there was no such interest or penalties.

The Company files a consolidated U.S. federal income tax return and consolidated and separate company income tax returns in many U.S. state jurisdictions. Generally, the Company is no longer subject to federal and state income tax examinations by U.S. tax authorities for years prior to 1993.

Net Income (Loss) Per Share

The Company computes basic net income (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. The Company computes diluted net income (loss) per share by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and the impact of unvested restricted stock grants. The Company accounts for the effect of the convertible notes on diluted net income (loss) per share using the treasury stock method. As a result, the convertible notes have no effect on diluted net income (loss) per share until the Company’s stock price exceeds the conversion price of $9.25 per share for the 2028 Notes, $46.38 for the 2015 Notes, and $65.81 for the 2019 Notes. For the year ended December 31, 2011, net income used to calculate diluted earnings per share includes in weighted average common shares, diluted, the effect of approximately 6,486,000 share issuable upon conversion of the 2028 Notes calculated using the treasury stock method, since the Company’s average stock price exceeded $9.25 during that period. For the year ended December 31, 2011, the effect of the approximately 7,439,000 shares issuable upon conversion of the 2015 Notes were excluded from the diluted net income per share calculation, because the Company’s average stock price did not exceed $46.38 during those periods. For the year ended December 31, 2012, weighted average common shares, diluted, includes the effect of approximately 6,486,000 shares issuable upon conversion of the 2028 Notes calculated using the treasury stock method, taking into effect the repurchase in March and December 2012 of 2028 Notes convertible into approximately 2,730,000 and 2,405,000 shares, respectively, since the Company’s average stock price exceeded $9.25 during the period. For the year ended December 31, 2012, weighted average common shares, diluted, includes the effect of the approximately 7,439,000 shares issuable upon conversion of the 2015 Notes, since the Company’s average stock price exceeded $46.38 during the period. For the year ended December 31, 2012, the effect of the approximately 10,484,000

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

shares issuable upon conversion of the 2019 Notes issued in March 2012, were excluded from the diluted net income per share calculation, because the Company’s average stock price did not exceed $65.81 during that period. For the year ended December 31, 2013, the effect of the approximately 10,484,000 shares issuable upon conversion of the 2019 Notes issued in March 2012, were excluded from the diluted net income per share calculation, because the Company’s average stock price did not exceed $65.81 during that period.

For the years ended 2013, 2012 and 2011, there were 43,811, 33,771, and 129,671, respectively, potential common shares outstanding that were excluded from the diluted net income (loss) per share calculation because their effect would have been anti-dilutive. For the years ended 2013, 2012 and 2011 there were 342,197, 4,214,888 and 4,850,459 potential common shares outstanding, respectively, as a result of our convertible debt that were excluded from the diluted net income (loss) per share calculation because their effect would have been anti-dilutive.

The following table reconciles the numerator and denominator used to calculate diluted net income per share (in thousands):

	Year ended December 31,
	2013	2012	2011
Numerator:
Net income	$143,034	$64,246	$87,399

Denominator:
Weighted average common shares, basic	61,792	58,747	58,718
Dilutive effect of restricted stock	600	606	782
Dilutive effect of convertible debt	2,866	3,521	4,856
Dilutive effect of stock options	434	825	1,127

Weighted average common shares, diluted	65,692	63,699	65,483

Recently Issued Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update to the Comprehensive Income Topic in the Accounting Standards Codifications (“ASC”). This update requires separate presentation of the components that are reclassified out of accumulated other comprehensive income either on the face of the financial statements or in the notes to the financial statements. This update also requires companies to disclose the income statement line items impacted by any significant reclassifications, such as the realization of foreign currency translation gains and losses. These items are required for both interim and annual reporting for public companies and have an immaterial effect on the Company’s financial statements.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

(3) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31 (in thousands):

	2013	2012
Cost:
Furniture and equipment	$24,088	$24,430
Computer equipment	24,186	17,542
Assets under capital lease	382	951

	48,656	42,923

Accumulated depreciation:
Furniture and equipment	(7,981)	(5,363)
Computer equipment	(12,981)	(8,731)
Assets under capital lease	(382)	(951)

	(21,344)	(15,045)

Net property and equipment	$27,312	$27,878

Depreciation expense was approximately $7.4 million, $6.8 million and $4.3 million in 2013, 2012 and 2011, respectively.

(4) OTHER ASSETS

In July 2011 the Company entered into an Amended and Restated Manufacturing and Supply Agreement with Glenmark Pharmaceuticals for the manufacture of crofelemer. The Amended Agreement replaced the agreement entered into in December 2008. Simultaneously upon entering the Amended Agreement, the Company entered into an Agreement for Advance Against Commitment Fee and provided a $15.0 million advance to Glenmark in order for them to meet the potential commercial demands for Crofelemer. This advance is included in other assets. The Company also agreed to fund an additional $1.3 million advance annually beginning with the first anniversary of the Amended Agreement, as long as the Amended Amendment has not been terminated.

On December 31, 2012, the FDA granted marketing approval for this product, under the trade name Fulyzaq. Therefore the Company believes this advance will have future commercial use. The Company is amortizing the advance over its estimated economic life as a component of the cost of commercial supply of crofelemer upon approval. Consistent with the Company’s policy for capitalizing pre-approval inventory, the Company will monitor, on a quarterly basis, the status of crofelemer within the regulatory approval process. The Company could be required to expense this advance upon a change in its judgment of future commercial use and net realizable value, due to a denial or delay of approval by regulatory bodies, a delay in the timeline for commercialization or other potential factors. On a quarterly basis, the Company will evaluate this advance to determine if any lower of cost or market adjustment is required. The Company considers several factors in this evaluation, including expected timing of FDA approval, projected sales volume, estimated cost of goods and estimated selling price.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

(5) ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31 (in thousands):

	2013	2012
Accrued expenses	$54,403	$46,293
Accrued clinical expenses	15,142	16,514
Accrued terms discounts	2,910	5,587
Accrued royalties	25,206	12,668

Total accrued liabilities	$97,661	$81,062

(6) NOTES

Convertible Senior Notes Due 2028

On August 22, 2008 the Company closed an offering of $60.0 million in Convertible Senior Notes due 2028 (“2028 Notes”). Net proceeds from the offering were $57.3 million. The 2028 Notes were governed by an indenture, dated as of August 22, 2008, between the Company and U.S. Bank National Association, as trustee.

The 2028 Notes bore interest at a rate of 5.5% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2009. The 2028 Notes were to mature on August 15, 2028, unless previously converted or repurchased in accordance with their terms prior to such date.

The 2028 Notes were senior unsecured obligations, and ranked (i) equally to any of the Company’s existing and future unsecured senior debt, (ii) senior to any of the Company’s future indebtedness that is expressly subordinated to these 2028 Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

On August 15, 2013, August 15, 2018 and August 15, 2023 or upon the occurrence of a “fundamental change”, as defined in the indenture, the holders may require the Company to repurchase all or a portion of the 2028 Notes for cash at 100% of the principal amount of the Notes being purchased, plus any accrued and unpaid interest.

In March 2012, the Company entered into a note repurchase agreement with the holder of a majority in principal amount of the 2028 Notes. The Company used a portion of the proceeds from its offering of the 2019 Notes discussed below to purchase from this holder and another holder approximately 42.1% of the 2028 Notes for an aggregate purchase price of approximately $137.2 million. In addition, for a period of 90 days after March 12, 2012, the majority holder had the option to require the Company to purchase its remaining 2028 Notes at the same price, which represented approximately 37.1% of the 2028 Notes. This option expired unexercised in June 2012. The Company incurred a loss on extinguishment of debt during the three-month period ended March 31, 2012 of $14.4 million, which primarily consists of $9.3 million in estimated fair market value of the put option granted to the majority holder, $2.5 million in estimated fair market value of the notes extinguished over their book value at the extinguishment date, and $2.0 million paid to the note holder for interest that the note holders would have received through August 2013, the first date the Company could call the debt under the original debt indenture. In December 2012 one of the holders of the 2028 Notes converted notes with a par value of $22.3 million under the terms of the note indenture, and received cash equal to the par value of the notes and interest on these notes through February 15, 2013, and 1.9 million shares of common stock. The Company incurred a loss on extinguishment of debt during the three-month period ended December 31, 2012 of $1.2 million, which primarily consists of $1.1 million in estimated fair market value of the notes extinguished over their book value at the extinguishment date, and $0.1 million paid to the note holder for interest that the note holders would have received through February 2013.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

In connection with the issuance of the 2028 Notes, the Company incurred $2.7 million of issuance costs, which primarily consisted of investment banker, legal and other professional fees. These costs are being amortized and were recorded as additional interest expense through August 2013, the first scheduled date on which holders have the option to require the Company to repurchase the 2028 Notes.

The Company has separately accounted for the liability and equity components of the convertible debt instrument by allocating the proceeds from issuance of the 2028 Notes between the liability component and the embedded conversion option, or equity component. This allocation was done by first estimating an interest rate at the time of issuance for similar notes that do not include the embedded conversion option. This interest rate of 12.5% was used to compute the initial fair value of the liability component of $44.1 million.

The excess of the initial proceeds received from the convertible 2028 Notes over the initial amount allocated to the liability component, of $15.9 million, is allocated to the embedded conversion option, or equity component. This excess is reported as a debt discount and subsequently amortized as interest cost, using the interest method, through August 2013, the first scheduled date on which the holders have the option to require the Company to repurchase the 2028 Notes.

The Company had the right to redeem the 2028 Notes, in whole or in part, at any time after August 15, 2013 for cash equal to the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest. The Company called the 2028 Notes for redemption in September 2013, but before the redemption date, the holders elected to convert the remaining 2028 Notes with a par value of $12.5 million under the terms of the note indenture, and the holders received cash equal to the par value of the notes and interest on these notes through August 15, 2013, and 1.2 million shares of common stock.

The carrying value of the equity component at December 31, 2013 and 2012 was $6.6 million. The effective interest rate on the liability component for the years ended December 31, 2013, 2012 and 2011 was 12.6%. Total interest cost of $1.1 million, $5.2 million and $7.0million was recognized during the years ended December 31, 2013, 2012 and 2011, respectively, including $0.6 million, $2.5 million, and $3.3 million of amortization of debt discount, respectively.

Convertible Senior Notes Due 2015

On June 3, 2010 the Company closed an offering of $345.0 million in Convertible Senior Notes due May 15, 2015 (“2015 Notes”). Net proceeds from the offering were approximately $334.2 million. The 2015 Notes are governed by an indenture, dated as of June 3, 2010 between the Company and U.S. Bank National Association, as trustee.

The 2015 Notes bear interest at a rate of 2.75% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2010. The 2015 Notes will mature on May 15, 2015, unless earlier converted or repurchased in accordance with their terms prior to such date.

The 2015 Notes are senior unsecured obligations, and rank (i) equally to any of the Company’s existing and future unsecured senior debt, (ii) senior to any of the Company’s future indebtedness that is expressly subordinated to these 2015 Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

The 2015 Notes are convertible into approximately 7,439,000 shares of the Company’s common stock under certain circumstances prior to maturity at a conversion rate of 21.5592 shares per $1,000 principal amount of 2015 Notes, which represents a conversion price of approximately $46.38 per share, subject to adjustment under certain conditions. Holders may convert their 2015 Notes at their option at specified times prior to the maturity date of May 15, 2015 only if: (1) during any fiscal quarter commencing after June 30, 2010, if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the 2015 Notes on the last day of such preceding fiscal quarter; (2) a Holder submits its 2015 Notes for conversion during the five business day period following any five consecutive trading day period in which the trading price for the 2015 Notes, per $1,000 principal amount of the 2015 Notes, for each such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate of the 2015 Notes on such date; or (3) the Company enters into specified corporate transactions. The first of these conditions was met as of December 31, 2012. The 2015 Notes will be convertible, at the option of the noteholders, regardless of whether any of the foregoing conditions have been satisfied, on or after January 13, 2015 at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of May 15, 2015. Upon conversion, the Company may pay cash, shares of the Company’s common stock or a combination of cash and stock, as determined by the Company in its discretion.

The Company is required to separately account for the liability and equity components of the convertible debt instrument by allocating the proceeds from issuance of the 2015 Notes between the liability component and the embedded conversion option, or equity component. This allocation was done by first estimating an interest rate at the time of issuance for similar notes that do not include the embedded conversion option. This interest rate of 8.35% was used to compute the initial fair value of the liability component of $265.6 million. The excess of the initial proceeds received from the convertible 2015 Notes over the initial amount allocated to the liability component, of $79.4 million, is allocated to the embedded conversion option, or equity component. This excess is reported as a debt discount and subsequently amortized as interest cost, using the interest method, through May 2015, the maturity date of the 2015 Notes.

In connection with the issuance of the 2015 Notes, the Company incurred $10.8 million of issuance costs, which primarily consisted of investment banker, legal and other professional fees. The portion of these costs related to the equity component of $2.5 million was charged to additional paid-in capital. The portion of these costs related to the debt component of $8.3 million is being amortized and are recorded as additional interest expense through May 2015, the maturity date of the 2015 Notes.

In connection with the issuance of the 2015 Notes, the Company entered into capped call transactions with certain counterparties covering approximately 7,439,000 shares of the Company’s common stock. The capped call transactions have a strike price of $46.38 and a cap price of $62.44, and are exercisable when and if the 2015 Notes are converted. If upon conversion of the 2015 Notes, the price of the Company’s common stock is above the strike price of the capped calls, the counterparties will deliver shares of the Company’s common stock and/or cash with an aggregate value approximately equal to the difference between the price of the Company’s common stock at the conversion date (as defined, with a maximum price for purposes of this calculation equal to the cap price) and the strike price, multiplied by the number of shares of the Company’s common stock related to the capped call transactions being exercised. The Company paid $44.3 million for these capped calls and charged this to additional paid-in capital.

The carrying value of the equity component related to the 2015 Notes at December 31, 2013 and 2012 was $79.4 million. The effective interest rate on the liability component for the years ended December 31, 2013, 2012 and 2011 was 8.35%. Total interest cost of $27.7 million, $26.4 million and $25.2 million was recognized during the years ended December 31, 2013, 2012 and 2011, respectively, including $16.6 million, $15.2 million and $14.0 million of amortization of debt discount, respectively. The fair value of the 2015 Notes was approximately $668.4 million at December 31, 2013.

Convertible Senior Notes Due 2019

On March 16, 2012 the Company closed an offering of $690.0 million in Convertible Senior Notes due March 15, 2019 (“2019 Notes”). Net proceeds from the offering were approximately $668.3 million. The 2019 Notes are governed by an indenture, dated as of March 16, 2012 between the Company and U.S. Bank National Association, as trustee.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

The 2019 Notes bear interest at a rate of 1.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2012. The 2019 Notes will mature on March 15, 2019, unless earlier converted or repurchased in accordance with their terms prior to such date.

The 2019 Notes are senior unsecured obligations, and rank (i) equally to any of the Company’s existing and future unsecured senior debt, (ii) senior to any of the Company’s future indebtedness that is expressly subordinated to these 2019 Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

The 2019 Notes are convertible into approximately 10,484,000 shares of the Company’s common stock under certain circumstances prior to maturity at a conversion rate of 15.1947 shares per $1,000 principal amount of 2019 Notes, which represents a conversion price of approximately $65.81 per share, subject to adjustment under certain conditions. Holders may convert their 2019 Notes at their option at specified times prior to the maturity date of March 15, 2019 only if: (1) during any fiscal quarter commencing after June 30, 2012, if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the 2019 Notes on the last day of such preceding fiscal quarter; (2) a Holder submits its 2019 Notes for conversion during the five business day period following any five consecutive trading day period in which the trading price for the 2019 Notes, per $1,000 principal amount of the 2019 Notes, for each such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate of the 2019 Notes on such date; or (3) the Company enters into specified corporate transactions. None of these conditions had been met as of December 31, 2012. The 2019 Notes will be convertible, at the option of the noteholders, regardless of whether any of the foregoing conditions have been satisfied, on or after November 9, 2018 at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of March 15, 2019. Upon conversion, the Company may pay cash, shares of the Company’s common stock or a combination of cash and stock, as determined by the Company in its discretion.

The Company is required to separately account for the liability and equity components of the convertible debt instrument by allocating the proceeds from issuance of the 2019 Notes between the liability component and the embedded conversion option, or equity component. This allocation was done by first estimating an interest rate at the time of issuance for similar notes that do not include the embedded conversion option. This interest rate of 5.50% was used to compute the initial fair value of the liability component of $529.3 million. The excess of the initial proceeds received from the convertible 2019 Notes over the initial amount allocated to the liability component, of $160.7 million, is allocated to the embedded conversion option, or equity component. This excess is reported as a debt discount and subsequently amortized as interest cost, using the interest method, through March 2019, the maturity date of the 2019 Notes.

In connection with the issuance of the 2019 Notes, the Company incurred $21.7 million of issuance costs, which primarily consisted of investment banker, legal and other professional fees. The portion of these costs related to the equity component of $5.1 million was charged to additional paid-in capital. The portion of these costs related to the debt component of $16.6 million is being amortized and is recorded as additional interest expense through March 2019, the maturity date of the 2019 Notes.

In connection with the issuance of the 2019 Notes, the Company entered into convertible bond hedge transactions with certain counterparties covering approximately 10,484,000 shares of the Company’s common stock. The convertible bond hedge transactions have a strike price of $65.81 and are exercisable when and if the 2019 Notes are converted. If upon conversion of the 2019 Notes, the price of the Company’s common stock is above the strike price of the convertible bond hedge transactions, the counterparties will deliver shares of the Company’s common stock and/or cash with an aggregate value approximately equal to the difference between the price of the Company’s common stock at the conversion date and the strike price, multiplied by the number of shares of the Company’s common stock related to the convertible bond hedge transaction being exercised. The Company paid $167.0 million for these convertible bond hedge transactions and charged this to additional paid-in capital.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Simultaneously with entering into the convertible bond hedge transactions, the Company entered into privately negotiated warrant transactions whereby the Company sold the counterparties to these transactions warrants to acquire, subject to customary adjustments, approximately 10,484,000 shares of the Company’s common stock at a strike price of $85.31 per share, also subject to adjustment. The Company received $99.0 million for these warrants and credited this amount to additional paid-in capital.

The carrying value of the equity component related to the 2019 Notes at December 31, 2013 and 2012 was $160.7 million. The effective interest rate on the liability component for the years ended December 31, 2013 and 2012 was 5.50%. Total interest cost of $32.8 million and $24.0 million was recognized during the years ended December 31, 2013 and 2012, respectively, including $20.2 million and $14.0 million of amortization of debt discount, respectively. The fair value of the 2019 Notes was approximately $1,024.6 million at December 31, 2013.

The following table summarizes information on the convertible debt at December 31 (in thousands):

	2013	2012
Convertible Notes due 2028:
Principal amount of the liability component	$—	$12,500
Unamortized discount	—	(609)

Net carrying amount	$—	$11,891

Convertible Notes due 2015:
Principal amount of the liability component	$345,000	$345,000
Unamortized discount	(26,356)	(42,914)

Net carrying amount	$318,644	$302,086

Convertible Notes due 2019:
Principal amount of the liability component	$690,000	$690,000
Unamortized discount	(126,594)	(146,768)

Net carrying amount	$563,406	$543,232

Total Convertible Senior Notes
Principal amount of the liability component	$1,035,000	$1,047,500
Unamortized discount	(152,950)	(190,291)

Net carrying amount	$882,050	$857,209

Notes Due 2021

On December 27, 2013, the Company, completed the issuance and sale of $750,000,000 in aggregate principal amount of 6.00% senior notes due 2021 (the “2021 Notes”) in a private placement. The 2021 Notes will mature on January 15, 2021 and bear interest at a rate of 6.00% per annum, accruing from December 27, 2013. Interest is payable on the 2021 Notes on each January 15 and July 15, commencing July 15, 2014. The 2021 Notes were issued at 100% of face value and the net proceeds to the Company from the sale of the 2021 Notes were $723.0 million after deducting the initial purchasers’ discounts and offering expenses, which were recorded in 2014 upon the completion of our acquisition of Santarus. The 2021 Notes are governed by terms contained in an Indenture.

Upon closing, the Company placed the gross proceeds from the sale of the 2021 Notes into a secured escrow account, and they are recorded as restricted cash on the consolidated balance sheet. As discussed in Note 14, the Company completed its previously announced tender offer for all outstanding shares of common stock of Santarus, Inc., at a purchase price of $32.00 per share on January 2, 2014. Concurrently with completion of the tender offer, the proceeds in the escrow account were released to fund the acquisition. The 2021 Notes are unsecured obligations of the Company. Promptly following the acquisition of Santarus, Santarus and certain current subsidiaries of the Company became guarantors of the 2021 Notes on a senior unsecured basis.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

At any time prior to January 15, 2017, the Company may, at its option, redeem some or all of the 2021 Notes at a redemption price of 100% of the principal amount thereof, plus a make-whole premium set forth in the Indenture and accrued and unpaid interest, if any, to the redemption date. Beginning January 15, 2017 the Company may redeem the 2021 Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 104.5%, 103.0%, 101.5% and 100.0% for the 12-month periods beginning on January 15, 2017, January 15, 2018, January 15, 2019 and January 15, 2020, respectively, plus accrued and unpaid interest, if any. At any time prior to January 15, 2017, the Company also may redeem up to 35% of the principal amount of the 2021 Notes at a redemption price equal to 106.00% of the principal amount thereof plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings.

The Indenture contains covenants that restrict the ability of the Company and certain of its subsidiaries to, among other things: (i) borrow money or issue preferred stock; (ii) pay dividends or make other payments or distributions on equity or purchase, redeem or otherwise acquire equity; (iii) make principal payments on, or purchase or redeem subordinated indebtedness prior to any scheduled principal payment or maturity; (iv) make certain investments; (v) create liens on their assets; (vi) sell their assets; (vii) enter into certain transactions with affiliates; (viii) engage in unrelated businesses and (ix) consolidate, merge or sell substantially all of the Company’s assets. These covenants are subject to a number of exceptions and qualifications, including the fall away of certain of these covenants if the 2021 Notes receive an investment grade credit rating in the future. The Indenture also requires the Company to make an offer to repurchase the 2021 Notes upon the occurrence of certain events constituting either a change of control that reduces the Company’s credit rating or an asset sale.

(7) STOCKHOLDERS’ EQUITY

Preferred Stock

A total of 5,000,000 shares of preferred stock are authorized and issuable. No shares of preferred stock were issued or outstanding as of December 31, 2013 or 2012.

Common Stock

As of December 31, 2013 the Company was authorized to issue up to 150,000,000 shares of $0.001 par value common stock. As of December 31, 2013 and 2012, there were 62,937,966 and 60,918,391 shares of common stock issued and outstanding, respectively.

Stockholder Rights Plan

On January 9, 2003, the Company’s board of directors adopted an updated stockholder rights plan. Consequently, the Board authorized the redemption, effective on January 20, 2003, of rights under its existing stockholder rights plan for $0.0001 per right. Pursuant to the updated plan, stock purchase rights were distributed to stockholders at the rate of one right with respect to each share of common stock held of record as of January 20, 2003. The rights plan was designed to enhance the Board’s ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire the Company by means of unfair or abusive takeover tactics. The rights would only have become exercisable based upon certain limited conditions related to acquisitions of stock, tender offers and business combinations involving the Company. This stockholder rights plan expired, in accordance with its terms, on January 9, 2013.

Stock Plans

The Company’s 1994 Stock Plan, or the 1994 Plan, was adopted by the Board of Directors in March 1994 and approved by the stockholders in March 1995. The Company’s 1996 Stock Plan, or the 1996 Plan, was adopted by the Board of Directors and approved by the Company’s stockholders in February 1996 and amended, with stockholder approval, in July 2004. The Company’s 2005 Stock Plan (the “2005 Plan”) was adopted by the Board of Directors in

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

April 2005, approved by the stockholders in June 2005 and amended, with stockholder approval, in June 2009. Under both the 1994 Plan and the 2005 Plan, the Company is authorized to grant either stock options or restricted shares, while the 1996 Plan authorizes only the grant of stock options. Stock options expire no later than ten years from the date of grant.

Option exercise prices must be at least 100% of the fair market value on the date of grant. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price for an incentive stock option must be at least 110% of the fair market value and the option may not be exercisable more than five years after the date of grant. The options generally become exercisable over a four year period, with 1/4 of the shares vesting on each grant date anniversary during this period. Options may be granted with different vesting terms as determined by the board of directors. Since inception of the Company’s 1994 Plan, 1996 Plan and 2005 Plan, the Company’s stock option grants were all at fair market value. See “Stock Based Compensation” below for information about the terms of our restricted stock grants.

Stock-Based Compensation

At December 31, 2013, the Company had one active share-based compensation plan, the 2005 Stock Plan, allowing for the issuance of stock options and restricted stock. The Company estimates the fair value of share-based payment awards on the date of the grant. The Company recognizes cost over the period during which an employee is required to provide service in exchange for the award.

Starting in 2006, the Company began issuing restricted shares to employees, executives and directors of the Company. The restrictions on the restricted stock lapse according to one of two schedules. For employees and executives of the Company, restrictions lapse 25% annually over four years or 33% over 3 years. For Board members of the Company, restrictions lapse 100% after one year. The fair value of the restricted stock was estimated using an assumed forfeiture rate of 9.5% and is being expensed on a straight-line basis over the period during which the restrictions lapse. For the years ended December 31, 2013, 2012 and 2011, the Company recognized $26.2 million, $21.2 million and $15.8 million in share based compensation expense related to the restricted shares, respectively. As of December 31, 2013, the total amount of unrecognized compensation cost related to nonvested restricted stock awards, to be recognized as expense subsequent to December 31, 2013, was approximately $40.5 million, and the related weighted-average period over which it is expected to be recognized is approximately 2.5 years.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Aggregate stock plan activity is as follows:

	Total Shares Available For Grant	Stock Options		Restricted Shares		Stock Options and Restricted Shares
		Number	Weighted Average Price	Number Subject to Issuance	Weighted Average Price	Number	Weighted Average Price
Balance at December 31, 2010	1,551,571	2,008,512	$14.11	1,743,699	$18.81	3,752,211	$16.30
Granted	(774,409)	—	—	774,409	$37.38	774,409	$37.38
Exercised	—	(370,874)	$14.55	—	—	(370,874)	$14.55
Vested	—	—	—	(694,444)	$12.36	(694,444)	$12.36
Canceled/forfeited	228,691	(25,187)	$44.08	(203,504)	$29.68	(228,691)	$31.27

Balance at December 31, 2011	1,005,853	1,612,451	$13.54	1,620,160	$29.08	3,232,611	$21.33
Granted	(699,204)	—	—	699,204	$50.18	699,204	$50.18
Additional shares authorized	3,000,000	—	—	—	—	—	—
Exercised	—	(850,204)	$10.03	—	—	(850,204)	$10.03
Vested	—	—	—	(536,981)	$22.75	(536,981)	$22.75
Canceled/forfeited	192,809	—	—	(192,809)	$41.91	(192,809)	$41.91

Balance at December 31, 2012	3,499,458	762,247	$17.46	1,589,574	$38.94	2,351,821	$31.98
Granted	(657,959)	—	—	657,959	$50.87	657,959	$50.87
Exercised	—	(263,754)	$16.00	—	—	(263,754)	$16.00
Vested	—	—	—	(585,238)	$29.42	(585,238)	$29.42
Canceled/forfeited	190,040	—	—	(190,040)	$47.81	(190,040)	$47.81

Balance at December 31, 2013	3,031,539	498,493	$18.23	1,472,255	$46.91	1,970,748	$39.66

Exercise prices for options outstanding as of December 31, 2013 ranged from $14.21 to $24.18 per share.

	Options Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price
$11.94 – 14.46	22,813	0.01	0.07
$15.02 – 17.77	204,381	0.59	7.22
$18.46 – 19.68	258,246	0.31	9.78
$20.55 – 24.18	13,053	0.00	0.59

	498,493	0.91	$17.66

At December 31, 2013, there were 498,493 exercisable options with a weighted average exercise price of $17.66. At December 31, 2012, there were 762,247 exercisable options with a weighted average exercise price of $17.47. At December 31, 2011, there were 1,612,451 exercisable options with a weighted average exercise price of $13.55.

For the year ended December 31, 2013, 0.3 million shares of the Company’s outstanding stock with a market value of $15.6 million were issued upon the exercise of stock options. For the year ended December 31, 2012, 0.9 million shares of the Company’s outstanding stock with a market value of $41.3 million were issued upon the exercise of stock options. For the year ended December 31, 2011, 0.4 million shares of the Company’s outstanding stock with a market value of $13.5 million were issued upon the exercise of stock options. The Company recognized no share-based compensation expense related to stock options for the years ended December 31, 2013, 2012 or 2011, nor any income tax benefit. The total intrinsic value of options exercised for the years ended December 31, 2013, 2012 and 2011 was $11.4 million, $32.8 million, and $8.1 million, respectively. As of December 31, 2013, there was no unrecognized compensation cost for stock options due to the fact that all stock options were fully vested as noted above. For the years ended December 31, 2013, 2012 and 2011, the Company received $4.2 million, $8.5 million and $5.4million in cash from stock option exercises, respectively.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

The following table summarizes stock-based compensation expense incurred for the years ended December 31, in thousands:

	2013	2012	2011
Research and development	$6,147	$5,039	$3,591
Selling, general and administrative	20,007	16,163	12,201

Total	$26,154	$21,202	$15,792

(8) INCOME TAXES

The provision for (benefit from) income taxes in the accompanying consolidated statements of comprehensive income for the years ended December 31, 2013, 2012 and 2011 consisted of the following (in thousands):

	2013	2012	2011
Current:
Federal	$100,613	$38,414	$37,539
State	20,738	13,751	13,423

Total current taxes	121,351	52,165	50,962

Deferred:
Federal	(43,658)	4,237	(47,843)
State	(8,662)	(8,820)	(4,417)

Total deferred taxes	(52,320)	(4,583)	(52,260)

Total tax expense (benefit)	$69,031	$47,582	$(1,298)

A reconciliation of the statutory income tax rate to the effective income tax rate is as follows:

	2013	2012	2011
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	4.0%	3.5%	3.8%
Federal research and development credit	(2.8)%	—	(2.0)%
Change in deferred tax estimate	(0.5)%	(1.1)%	(0.6)%
Debt costs	(0.7)%	(8.5)%	—
Change in tax status	—	0.8%	—
Increase/(Decrease) in reserve for uncertain tax positions	(4.4)%	11.4%	4.5%
Non-deductible section 162(m) limitation	0.7%	1.2%	2.6%
Non-deductible meals and entertainment	0.7%	1.3%	2.2%
Non-deductible transaction costs	—	—	0.9%
Provision to return adjustments	0.5%	0.9%	—
Change in valuation allowance	0.1%	(2.0)%	(48.1)%
Other non-deductible expenses	—	0.1%	0.2%

	32.6%	42.6%	(1.5)%

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset at December 31, 2013 and 2012 are as follows (in thousands):

	2013	2012
Deferred Tax Assets:
Research and development credits	$—	$2,841
Net operating loss carryforwards	9,149	11,754
Capitalized research and development expenses	81	140
Other credits	102	31
Intangible assets	28,846	26,112
Timing differences, including reserves, accruals, and writeoffs	117,222	85,719

Total gross deferred tax assets	155,400	126,597
Less: Valuation allowance	(6,005)	(6,913)

Deferred tax assets	149,395	119,684

Deferred Tax Liabilities:
Property, plant & equipment	(8,363)	(10,156)
Debt discount and issuance costs	(7,565)	(13,919)
481 (a) adjustments	(971)	(2,033)
Intangible assets acquired in Oceana transaction	(85,692)	(98,386)
Timing differences, including reserves, accruals, and writeoffs	(2,482)	(2,395)

Deferred tax liabilities	(105,073)	(126,889)

Net deferred tax asset (liability)	$44,322	$(7,205)

The following table presents the breakdown between current and non-current deferred tax assets (liabilities) (in thousands):

	2013	2012
Current deferred tax asset	$86,693	$57,050
Non current deferred tax liability	(42,371)	(64,255)

Net deferred tax asset (liability)	$44,322	$(7,205)

The amounts recorded as gross deferred tax assets as of December 31, 2013 and 2012 represent the amount of tax benefits of existing deductible temporary differences and carryforwards that are more likely than not to be realized through the generation of sufficient future taxable income within the carryforward period. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. The Company reassesses the ability to realize the deferred tax benefits on a quarterly basis. If it is more likely than not that the Company will not realize the deferred tax benefits, then all or a portion of the valuation allowance might need to be re-established, which would result in a charge to tax expense. The Company will continue to provide a valuation allowance for a portion of the net deferred tax assets related to certain state net operating loss carryforwards.

At December 31, 2013, the Company had no remaining federal net operating loss carryforwards available to offset future taxable income. The Company has non-U.S. tax losses, which at December 31, 2013 totaled approximately $11.8 million. The Company provides a full valuation allowance against the non-U.S. tax losses. At December 31, 2013, the Company also had state net operating loss carryforwards available to offset future taxable income of approximately $151.5 million. The operating loss carryforwards will begin to expire in 2017. As mentioned above, certain of these state net operating loss carryforwards have full valuation allowances set up against them. The Company also has minimum tax credit carryforwards of approximately $0.1 million.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

At December 31, 2013, the Company realized excess tax benefits related to stock based compensation totaling $9.8 million. In accordance with ASC 718, the amount realized as excess stock based compensation was credited against additional paid in capital.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Balance at January 1	$20,620	$7,833	$3,641
Increases related to prior year tax positions	857	527	3,516
Increases related to current year tax positions	852	12,440	676
Decreases related to prior year tax positions	(1,407)	(180)	—
Decreases related to tax settlements with taxing authorities	(11,259)	—	—

Balance at December 31	$9,663	$20,620	$7,833

The Company’s unrecognized tax benefits as of December 31, 2013, which, if recognized, would affect the Company’s effective tax rate are approximately $9.4 million. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company has recorded $0.4 million of interest expense and no penalties have been recorded by the Company through December 31, 2013. During 2013, the Company reduced its unrecognized tax benefit by $12.7 million. The reduction was primarily related to certain federal tax deductions from the repurchase of outstanding 2008 convertible notes in 2012. During September 2013, the Company entered into the IRS’ pre-filing agreement (“PFA”) program. As a result of this program, the Company received the final executed IRS pre-filing closing agreement, which allowed the Company to release $10.8 million of unrecognized tax benefit due to the fact that the position is effectively settled. Of the $10.8 million, approximately $9.6 million was recognized and affected the Company’s effective tax rate. The remaining $1.9 million of reversals was related to state tax issues which were effectively settled during 2013. Of the $1.9 million, approximately $0.4 million was recognized and affected the Company’s effective tax rate. The Company’s net unrecognized tax benefits could change significantly due to tax benefits and liabilities that may be effectively settled within the next 12 months. The results and timing of the settlements is highly uncertain and the Company is unable to estimate the range of the possible changes to the balance of unrecognized tax benefits.

The Company files a consolidated U.S. federal income tax return, Irish Corporate Tax return for the Company’s Irish subsidiary, and consolidated and separate company income tax returns in many U.S. state jurisdictions. Generally, the Company is no longer subject to federal and state income tax examinations by U.S. tax authorities for years prior to 1994. The Company received a notice in January 2014 that the Internal Revenue Service will be auditing the 2011 tax year.

(9) SIGNIFICANT CONCENTRATIONS

The Company operates in a single industry acquiring, developing and commercializing prescription drugs and medical devices used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract. The Company’s principal financial instruments subject to potential concentration of credit risk are accounts receivable, which are unsecured, and cash equivalents. The Company’s cash equivalents consist primarily of money market funds. The amount of bank deposits might at times exceed the FDIC insurance limits.

The Company’s primary customers are wholesale pharmaceutical distributors and retail pharmacy chains in the United States.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Total revenues from customers representing 10% or more of total revenues for the respective years, are summarized as follows:

	Year Ended December 31,
	2013	2012	2011
Customer 1	36%	37%	47%
Customer 2	29%	36%	20%
Customer 3	14%	16%	13%
Customer 4	13%	—	12%

Additionally, 85% and 94% of the Company’s accounts receivable balances were due from these four customers at December 31, 2013 and 2012, respectively.

Under the Company’s supply agreement with Alfa Wassermann, the Company is obligated to purchase from Alfa Wassermann bulk rifaximin drug substance, the active pharmaceutical ingredient in Xifaxan 200mg rifaximin tablets and Xifaxan 550mg rifaximin tablets, until July 2014 or introduction of a generic product, whichever occurs first. The Company’s supply of rifaximin drug substance supplied by Alfa Wassermann is manufactured by ZaCh Systems in Lonigo, Italy, and Sanofi-Aventis in Brindisi, Italy. Under a supply agreement with Lupin, the Company is obligated to purchase 50% of its annual requirements of bulk rifaximin drug substance from Lupin, subject to certain minimum purchase requirements. Under a long-term supply agreement, rifaximin is converted into Xifaxan drug product by Patheon, Inc. in Whitby, Ontario. Bulk Xifaxan tablets are packaged into finished Xifaxan commercial bottles by Patheon and packaged into Xifaxan commercial blister packs by Pharma Packaging Solutions in Norris, Tennessee.

In September 2010 the Company entered into a supply agreement with Novel Laboratories, Inc. in Somerset, New Jersey. In October 2011 Novel began producing commercial supply of bulk OsmoPrep tablets which are then packaged into finished OsmoPrep commercial bottles by Pharma Packaging Solutions in Norris, Tennessee.

In August 2010 the Company entered into a supply agreement with Novel Laboratories, Inc. and Actavis Inc. Under this supply agreement the Company agreed to purchase from Novel all of its requirements in excess of a certain amount of MoviPrep in 2011 and all of its requirements of MoviPrep beginning in 2012.

Bayer AG in Wuppertal, Germany and Pharmazell in Raubling, Germany supply the Company with bulk mesalamine active ingredient. Under a long-term supply agreement with Catalent Pharma Solutions in Winchester, Kentucky, Catalent converts this mesalamine into the Company’s commercial supply of bulk Apriso, 375mg mesalamine capsules. The bulk Apriso capsules are then packaged into finished Apriso commercial bottles by Pharma Packaging Solutions in Norris, Tennessee.

Relistor subcutaneous injection in a vial presentation is produced in bulk by DSM Pharmaceutical Products in Greenville, North Carolina and then packaged into finished Relistor single vials or vial kits by Packaging Coordinators, Inc. in Philadelphia, Pennsylvania. Relistor subcutaneous injection in a pre-filled syringe presentation is produced and packaged into finished Relistor kits by Vetter Pharma International GmbH in Ravensburg, Germany. The drug substance for these Relistor subcutaneous injection presentations is supplied by Mallinckrodt, a subsidiary of Covidien, in St. Louis, Missouri.

Both Deflux and Solesta are produced and packaged into finished Deflux and Solesta kits, respectively, by Q-Med in Uppsala, Sweden.

Under the Company’s supply agreement with Glenmark Pharmaceuticals, Ltd. in Mumbai, India, Glenmark supplies the Company with crofelemer drug substance. With respect to the Company’s budesonide foam formulation, the Company’s methylnaltrexone bromide tablet formulation, and the Company’s methylnaltrexone bromide multi-dose pen subcutaneous injection formulation, all of which are currently under development, the Company plans to

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

negotiate commercial supply agreements with the manufacturers who produced the drug substance and drug product for the Phase 3 clinical trial material, or the manufacturers who produced the pivotal registration batches, if these products receive FDA approval.

(10) 401(k) PLAN

In 1996, the Company adopted the Salix Pharmaceuticals, Inc. 401(k) Retirement Plan. Eligible participants may elect to defer a percentage of their compensation. From inception through June 2006, the Company matched up to 50% of participant deferrals up to 6% of the participant’s compensation. Effective July 2006, the Company matches up to 75% of participant deferrals up to 6% of the participant’s compensation. The Company’s total matching contributions for all participants were approximately $2.4 million, $2.1 million and $1.7 million in 2013, 2012 and 2011, respectively. Additional discretionary employer contributions may be made on an annual basis.

(11) COMMITMENTS

At December 31, 2013, the Company had binding purchase order commitments for inventory purchases aggregating approximately $217.4 million over the next five years, which includes any minimum purchase commitments under our manufacturing agreements. Actual payments for the purchases related to these manufacturing agreements were $188.4 million, $146.3 million and $101.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Lease Agreements

In February 2011 the Company notified the landlord for its corporate headquarters in Morrisville, NC that it was terminating this lease as of October 2011. In February 2011 the Company entered into a lease for approximately 127,000 square feet for a corporate headquarters in Raleigh, North Carolina, which began in September 2011 and expires in 2023. In February 2011 the Company extended the lease on its former corporate headquarters located in Raleigh, North Carolina, of approximately 26,000 square feet of office space to 2018, and in October 2011 the Company leased an additional 12,000 square feet in this building. In 2012 the Company leased an additional 5,000 square feet in this building, and an additional 45,000 square feet in 2013. The Company leases office facilities, primarily its headquarters discussed above, under various non-cancelable operating leases, the last of which expires in 2023. Certain of these leases contain future payment obligations that escalate over time. Rent expense was approximately $3.7 million, $3.1 million and $2.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As of December 31, 2013, future minimum payments for leases were as follows (in thousands):

Years ending December 31,	Operating Leases	Capital Leases
2014	$4,506	$47
2015	4,862	—
2016	5,085	—
2017	5,049	—
2018	4,608	—
Thereafter	24,801	—

Total future minimum payments required	$48,911	47

Less: Amount representing interest		—

Present value of net minimum lease payments		47
Less: Current portion of capital lease obligations		47

Long term portion of capital lease obligations		$—

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Potential Milestone Payments

The Company has entered into collaborative agreements with licensors, licensees and others. Pursuant to the terms of these collaborative agreements, the Company is obligated to make one or more payments upon the occurrence of certain milestones. The following is a summary of the material payments that the Company might be required to make under its collaborative agreements if certain milestones are satisfied.

Amended and Restated License Agreement with Alfa Wassermann S.p.A—In August 2012 the Company amended its 1996 License Agreement with Alfa Wassermann to develop rifaximin. The Restated Agreement provides the Company with an exclusive license to develop and commercialize rifaximin products for Crohn’s disease in the United States and Canada and a non-exclusive license to develop such products worldwide. The Company paid Alfa a non-refundable upfront fee of $10.0 million in August 2012, and is obligated to make a $25.0 million milestone payment upon receipt of marketing authorization in the United States for a rifaximin product for Crohn’s, and additional milestone payments of up to $200.0 million based on net sales of rifaximin products for Crohn’s. No milestone payments had been earned or made as of December 31, 2013.

License Agreement with Dr. Falk Pharma GmbH for budesonide—In March 2008, the Company entered into a license agreement with Dr. Falk Pharma. The agreement provides the Company with an exclusive license to develop and commercialize in the United States Dr. Falk Pharma’s budesonide products. The products covered in the license agreement include U.S. patent-protected budesonide rectal foam and budesonide gastro-resistant capsule, patents for which expire in 2015 and 2016, respectively. Pursuant to the license agreement the Company is obligated to make an upfront payment and regulatory milestone payments that could total up to $23.0 million to Dr. Falk Pharma, with the majority contingent upon achievement of U.S. regulatory approval. As of December 31, 2013, the Company had paid $1.0 million of these milestone payments.

Development, Commercialization and License Agreement with Lupin Ltd—In September 2009, the Company entered into a Development, Commercialization and License Agreement with Lupin for Lupin’s proprietary drug delivery technology for rifaximin. The Company made an upfront payment of $5.0 million to Lupin upon execution of this agreement.

In March 2011, the Company entered into an amendment and restatement of its Development, Commercialization and License Agreement with Lupin, and further amended it in February 2013, as so amended, the Amended License Agreement. The Amended License Agreement replaces in its entirety the September 2009 agreement. This agreement provides that the Company is obligated to pay Lupin an additional upfront payment of $10.0 million, milestone payments that could total up to $53.0 million over the term of the agreement and royalties in connection with the commercialization of relevant products. During the portion of the term of the Amended License Agreement ending September 30, 2019, the Company must pay Lupin a minimum quarterly payment unless specified payments by the Company to Lupin during that quarter exceed that amount. The Company is permitted to charge against such minimum quarterly payments as it makes in respect of quarters beginning on or after January 1, 2012, the purchase price for certain rifaximin to be supplied to it by Lupin pursuant to a Rifaximin Manufacturing and Supply Agreement into which the Company and Lupin entered in September 2009 and subsequently amended. In the event the Company should exercise its right to terminate the Amended License Agreement for convenience, it must pay Lupin as an early termination fee a specified portion of the minimum quarterly payments payable by it to Lupin through September 30, 2019, that have not been paid or otherwise satisfied as of the date of termination. As of December 31, 2013, the Company had paid the additional $10.0 million upfront payment. The milestone payments are contingent upon achievement of certain clinical and regulatory milestones.

License Agreement with Napo Pharmaceuticals, Inc.—In December 2008 the Company entered into a collaboration agreement with Napo. Pursuant to the agreement, the Company has an exclusive, royalty-bearing license to crofelemer for the treatment of HIV-associated diarrhea and additional indications of pediatric diarrhea and acute infectious diarrhea in a specified territory. The Company also has a non-exclusive, worldwide, royalty-bearing license

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

to use Napo-controlled trademarks associated with crofelemer. The Company has made an initial payment of $5.0 million to Napo and will make up to $50.0 million in milestone payments to Napo contingent on regulatory approvals and up to $250.0 million in milestone payments contingent on reaching certain sales thresholds. The Company is responsible for the development costs of crofelemer, but costs exceeding $12.0 million for development of crofelemer used for the HIV-associated diarrhea indication will be credited towards regulatory milestones and thereafter against sales milestones. On December 31, 2012, the FDA granted marketing approval for this product, under the trade name Fulyzaq. At December 31, 2013 development costs exceeded $12.0 million by more than the amount of the milestone due upon FDA marketing approval, therefore there was no payment due to Napo.

License and Supply Agreement with Norgine B.V.—In December 2005, the Company entered into a license and supply agreement with Norgine for the rights to sell NRL944, a bowel cleansing product the Company now markets in the United States under the trade name MoviPrep. Pursuant to the terms of this agreement, the Company is obligated to make upfront and milestone payments to Norgine that could total up to $37.0 million over the term of the agreement. As of December 31, 2013, the Company had paid $27.0 million of milestone payments. The remaining milestone payments are contingent upon reaching sales thresholds.

License Agreement with Photocure ASA—In October 2010, the Company entered into a license agreement with Photocure for the worldwide exclusive rights, excluding the Nordic region, to develop and commercialize LumacanTM for diagnosing, staging or monitoring gastrointestinal dysplasia or cancer. The Company made an initial payment of $4.0 million to Photocure, and will be responsible for development costs of Lumacan, but Photocure will reimburse the Company up to $3.0 million for certain out-of-pocket costs. In December 2012 the Company made a $4.5 million milestone payment. In addition, the Company is obligated to make up to $72.0 million in milestone payments to Photocure contingent on development and regulatory milestones, and up to $50.0 million in milestone payments contingent on reaching certain sales thresholds over the term of the agreement. No milestone payments had been earned or made as of December 31, 2013.

License Agreement with Progenics Pharmaceuticals, Inc.—In February 2011, the Company acquired an exclusive worldwide license to develop and commercialize the products containing methylnaltrexone bromide, or the MNTX Compound, marketed under the name Relistor®, from Progenics. The Company paid Progenics an up-front license fee payment of $60.0 million. In addition, the Company is obligated to pay development milestone payments of up to $90.0 million contingent upon achieving specified regulatory approvals and commercialization milestone payments of up to $200.0 million contingent upon achieving specified targets for net sales over the term of the agreement. No milestone payments had been earned or made as of December 31, 2013.

License Agreements and Stock Purchase Agreement with Q-Med—In connection with the Company’s acquisition of Oceana Therapeutics, Inc. in December 2011, the Company acquired two license agreements with Q-Med, which provide it the worldwide right to commercialize Deflux and Solesta. Under a stock purchase agreement with Q-Med that was assumed in connection with the Oceana transaction, the Company is obligated to pay commercialization milestone payments of up to $45.0 million contingent upon achieving specified targets for net sales of Solesta over the term of the agreement. No milestone payments had been earned or made as of December 31, 2013.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

(12) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2013 and 2012:

	Mar 31	June 30	Sept 30	Dec 31
(in thousands, except per share amounts)	(unaudited)
2013
Net product revenue	$202,601	$235,441	$238,184	$257,612
Cost of products sold, excluding amortization of product rights and intangible assets	33,072	46,489	42,899	56,932
Net income	22,441	21,000	47,331	52,262
Net income per share, basic(1)	0.37	0.34	0.77	0.83
Net income per share, diluted(1)	0.35	0.32	0.71	0.76
2012
Net product revenue	$181,006	$171,133	$185,132	$198,173
Cost of products sold, excluding amortization of product rights and intangible assets	33,257	34,190	26,471	30,679
Net income	20,134	9,953	16,536	17,623
Net income per share, basic(1)	0.35	0.17	0.28	0.30
Net income per share, diluted(1)	0.32	0.15	0.26	0.28

(1)	The sum of per share earnings by quarter may not equal earnings per share for the year due to the changes in average share calculations. This is in accordance with prescribed reporting requirements.

(13) LEGAL PROCEEDINGS

From time to time, the Company is involved in various litigation matters that are being defended and handled in the ordinary course of business. The assessment of whether a loss is probable or reasonably possible, and whether the loss or a range of loss is estimable, often involves a series of complex judgments about future events. Management maintains accruals for such losses that are probable of being incurred and subject to reasonable estimation. For current matters not specifically reported herein, management does not anticipate that the ultimate liabilities, if any, arising from the resolution of such current matters would have a material effect on the Company’s financial condition or results of operations. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assessment related to any of these matters.

The Company is currently and might continue to be subject to product liability claims that arise through the testing, manufacturing, marketing and sale of its products. The Company is vigorously defending these claims and intends to continue to do so. The Company currently maintains liability coverage for its products but it is possible that this coverage, and any future coverage, will be insufficient to satisfy any liabilities that arise. The Company would have to assume defense of the lawsuits and be responsible for damages, fees and expenses, if any, that are awarded against it or for amounts in excess of the Company’s product liability coverage.

On May 5, 2011, Napo filed a lawsuit against the Company in the Supreme Court of the State of New York, County of New York, alleging that the Company had engaged in fraudulent conduct, breached its collaboration agreement with Napo dated December 9, 2008, and breached its duty of good faith and fair dealing. Napo also sought a declaratory judgment that Napo had the right to terminate the collaboration agreement and sought unspecified damages in excess of $150 million. On or about December 28, 2011, Napo filed an amended complaint seeking an unspecified amount of damages for alleged breaches of the collaboration agreement by the Company and replacing Napo’s original complaint. Napo’s amended complaint no longer seeks a declaratory judgment that Napo has the right to terminate the collaboration agreement and removed the need for the court to rule on the Company’s motion to dismiss the original complaint. The Company believes that Napo’s allegations continue to be without merit and its lawsuit baseless. The

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Company filed an answer to the amended complaint and counterclaims on or about January 17, 2012, and is vigorously defending against the lawsuit. Discovery concluded last year, and, on May 31, 2013, the Company filed a motion for partial summary judgment. The court heard oral arguments on the motion in August 2013. On December 24, 2013, the court entered a short-form order granting the Company’s motion for partial summary judgment, narrowing the issues in the case. Napo filed an appeal of that decision on January 27, 2014 to the Appellate Division of the Supreme Court of the State of New York. On January 29, 2014 the Court vacated and replaced portions of the short-form order with an order continuing to grant the Company’s motion for partial summary judgment, narrowing the issues in the case. Trial on the claims remaining in the case commenced on February 10, 2014 and the jury decided on February 25, 2014 that Salix complied with its contractual obligations in commercializing Fulyzaq in the United States, and thus did not breach the collaboration agreement between the parties. The Company continues to advance its development and commercialization plans for crofelemer in accordance with the existing collaboration agreement with Napo.

On September 7, 2012, the Company and Dr. Falk Pharma filed a patent infringement complaint against Lupin in the U.S. District Court for the District of Delaware. The complaint alleges infringement of the ‘620 patent, based on Lupin’s filing of an ANDA seeking approval to market and sell a generic version of Apriso before the expiration of the ‘620 patent. The filing of this suit within the 45 day response period provided by the Hatch Waxman Act imposes an automatic 30 month stay of approval of Lupin’s ANDA. On March 4, 2013, the Company and Dr. Falk Pharma filed an amended complaint to also enforce the issued ‘886 patent in the pending suit. On July 30, 2013 the USPTO issued the ‘965 patent, which further protects the Apriso product. On August 19, 2013, the Company and Dr. Falk Pharma filed a second amended complaint to enforce the ‘965 patent and the ‘451 patent against Lupin. The court conducted a pretrial evidentiary hearing, known as a Markman hearing, on November, 21, 2013. The judge adopted each of Salix’s claim construction positions in his order issued December 17, 2013. The trial is scheduled for September, 2014. The Company continues to evaluate its intellectual property protecting Apriso, in which it has full confidence. The Company intends to vigorously enforce its intellectual property rights. Currently the Company cannot predict or determine the timing or outcome of this matter or its impact on financial condition or results of operations.

On February 18, 2014, the Company and Dr. Falk Pharma filed a patent infringement complaint against Novel in the U.S. District Court for the District of Delaware. The complaint alleges infringement of the ‘620 patent, the ‘886 patent, and the ‘965 patent based on Novel’s filing of an ANDA seeking approval to market and sell a generic version of Apriso before the expiration of these patents. The filing of this suit within the 45-day response period provided by the Hatch-Waxman Act imposes an automatic 30-month stay of approval of Novel’s ANDA. The Company continues to evaluate its intellectual property protecting Apriso, in which it has full confidence. The Company intends to vigorously enforce its intellectual property rights. Currently the Company cannot predict or determine the timing or outcome of this matter or its impact on financial condition or results of operations.

On February 1, 2013, the Company’s wholly owned subsidiary Salix Pharmaceuticals, Inc. received a subpoena from the U.S. Attorney’s Office for the Southern District of New York requesting documents regarding the Company’s sales and promotional practices for Xifaxan, Relistor and Apriso. The Company is continuing to respond to the subpoena and intends to cooperate fully with the subpoena and related government investigation. Currently, the Company cannot predict or determine the timing or outcome of this inquiry or its impact on financial condition or results of operations.

Beginning on November 12, 2013, eleven putative class action lawsuits were filed by shareholders of Santarus seeking to challenge the Company’s proposed acquisition of Santarus, which was announced on November 7, 2013. Nine of these actions were filed in the Delaware Court of Chancery, one was filed in California Superior Court (San Diego County) and one was filed in the U.S. District Court for the Southern District of California. These actions generally allege that the members of the Santarus board of directors breached their fiduciary duties to Santarus’s shareholders by failing to maximize the value of Santarus and by making inadequate or misleading disclosures regarding the proposed merger, and that Santarus, Salix and certain of the Company’s subsidiaries aided and abetted those breaches of fiduciary duty. The complaint in the action pending in California federal court also asserts causes of action on behalf of the individual plaintiff for alleged violations of certain sections of the Exchange Act. These actions generally sought, among other things, to enjoin the merger, unspecified damages and fees. On December 9, 2013,

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

Santarus and its directors filed a motion to stay the action pending in California Superior Court. On December 11, 2013, the Delaware Court of Chancery consolidated the nine actions pending in that court, appointed lead counsel for the plaintiffs, and designated the amended complaint filed by plaintiff Imad Ahmad Khalil on December 9, 2013 as the operative complaint in the consolidated Delaware litigation. On December 20, 2013, the parties in the Delaware litigation reached an agreement in principle, subject to full documentation, to resolve the plaintiffs’ claims in that action in exchange for certain supplemental disclosures that Santarus included in an amended Schedule 14D-9 it filed on that date. The Company completed its merger with Santarus on January 2, 2014. The parties in the Delaware litigation executed a Memorandum of Understanding reflecting the terms of their agreement in principle on January 17, 2014 and are currently drafting full settlement documentation and engaging in confirmatory discovery. The settlement of the Delaware litigation will be subject to approval by the Delaware Court of Chancery. The plaintiffs’ counsel in the Delaware litigation have also indicated that they intend to request an award of an unspecified amount attorneys’ fees from the Delaware Court of Chancery. On January 23, 2014, Santarus and its directors filed a renewed motion to stay the action pending in California Superior Court, and Salix filed a separate motion to stay that action in favor of the Delaware litigation. On February 12, 2014, the parties in the action pending in California federal court filed a joint motion to stay that action pending a decision by the Delaware Court of Chancery regarding final approval of the proposed settlement of the Delaware litigation, and the California federal court granted that motion on February 13, 2014. Salix is vigorously defending the action pending in California Superior Court and attempting to finalize the settlement of the consolidated Delaware litigation as described above. The Company believes that all of the claims asserted against it by Santarus shareholders lack merit. Currently the Company cannot predict the timing or outcome of this matter or its impact on financial condition or results of operations.

(14) SUBSEQUENT EVENTS

On January 2, 2014, the Company completed a tender offer for all outstanding shares of common stock par value $0.0001 per share, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of Santarus, Inc., at a purchase price of $32.00 per share. Following the tender offer, Salix completed the acquisition of Santarus through a merger under Section 251(h) of the General Corporation Law of the State of Delaware.

The Company believes the transaction will create a leader in the gastroenterology pharmaceuticals space in the United States, offering a highly complementary portfolio of well-known and profitable drugs, and allow the Company to expand the size and reach of its sales force. The Company expects the Santarus acquisition to be accounted for as a business combination and the Company will record the assets acquired and the estimated future consideration obligations at their respective fair values as of the acquisition date during the first quarter of 2013. A determination of the acquisition-date fair values of the assets acquired and the liabilities assumed is pending the completion of an independent appraisal and other evaluations.

On January 2, 2014, the Company entered into a Credit Agreement (the “Credit Agreement”) with Jefferies Finance LLC, as collateral agent (the “Collateral Agent”) and administrative agent, and the lenders party thereto, providing for (i) a $1,200 million six year senior secured term loan facility (the “Senior Term Loan Facility”) and (ii) a $150 million five year senior secured revolving credit facility (the “Revolving Credit Facility” and together with the Senior Term Loan Facility, the “Senior Secured Facilities”). The proceeds of the Senior Term Loan Facility were used to fund a portion of the purchase price of the tender offer for Santarus. The proceeds of the Revolving Credit Facility can be used in the future for working capital and general corporate purposes, including permitted investments and acquisitions.

In connection with the entry by the Company into the Credit Agreement, the Company and the Guarantors have entered into a Guarantee and Collateral Agreement, dated January 2, 2014 (the “Guarantee and Collateral Agreement”), with the Collateral Agent, pursuant to which (i) each of the Guarantors has guaranteed the obligations of the Company under the Credit Agreement and the obligations of each of the other Guarantors under the Guarantee and Collateral Agreement and (ii) the Company and each of the Guarantors has granted to the Collateral Agent, for the benefit of the lenders under the Credit Agreement, a first priority security interest in substantially all of its assets.

SALIX PHARMACEUTICALS, LTD.

Notes to Consolidated Financial Statements — Continued

The term loans under the Senior Term Loan Facility are subject to quarterly amortization equal to 1.25% of the original aggregate principal amount thereof and the remaining principal balance is due and payable on January 2, 2020 unless earlier prepaid. The Senior Secured Facilities bear interest at an annual rate of, at the Company’s option, either (i) Adjusted LIBOR (as defined by the Credit Agreement), with a floor of 1.00%, plus a margin of 3.25% or (ii) the highest of (A) the Wall Street Journal’s published “U.S. Prime Lending Rate,” (B) the Federal Funds Effective Rate (as defined by the Credit Agreement) in effect on such day plus 1/2 of 1%, (C) one-month Adjusted LIBOR plus 1.00% per annum and (D) 2.00%, in each case plus a margin of 2.25%. If the ratio of the Company’s consolidated total debt to consolidated EBITDA (the “Total Leverage Ratio”) is less than 3.75 to 1.00, the margins will be reduced by 25 basis points.

The Company is required to prepay term loans under the Senior Term Loan Facility with (i) 100% of the proceeds of asset sales not reinvested within generally one year, (ii) 100% of the proceeds from certain debt financings and (iii) 50% of Excess Cash Flow (as defined in the Credit Agreement). The percentage of Excess Cash Flow that must be used to prepay the Senior Term Loan Facility decreases to 25% if the Total Leverage Ratio is less than 3:50 to 1:00 and to zero if the Total Leverage Ratio is less than 2:50 to 1:00.

The Credit Agreement includes customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, investments, asset sales, stock buybacks and dividends, mergers, consolidations, and transactions with affiliates and capital expenditures. The negative covenants are generally subject to various exceptions. The Credit Agreement does not include any financial maintenance covenants, with the exception that if 25% or more of the Revolving Credit Facility is being utilized, a Total Leverage Ratio requirement (measured as of the last day of each quarter), which decreases over time, must be satisfied.

(15) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR GUARANTORS

On January 2, 2014, Salix Pharmaceuticals, Inc., Oceana and Santarus, collectively referred to as the Guarantors, guaranteed the 2021 Notes, the Senior Term B Loan Facility and the Revolving Credit Facility. Salix Pharmaceuticals, Inc. and Oceana were wholly owned, either directly or indirectly, by the Company as of December 31, 2013 and Santarus became an indirect wholly owned subsidiary when it was acquired by the Company on January 2, 2014. The guarantees are full and unconditional and joint and several. As of both December 31, 2013 and January 2, 2014, the Company had no independent assets or operations and its subsidiaries other than the Guarantors were minor, as such term is defined in Rule 3-10(h)(6) of Regulation S-X. As a result, the Company is not required to present condensed consolidating financial information for the Guarantors pursuant to Rule 3-10(f) of Regulation S-X. In accordance with the requirements of Rule 3-10(g) of Regulation S-X, the Company filed the audited financial statements of Santarus for its year ended December 31, 2013 on May 30, 2014.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Allowance for Rebates, and Chargebacks

	Beginning Balance	Additions		Deductions	Ending Balance
Year ended December 31,		Provision Related to Current Period Sales	Provision Related to Period Prior Sales	Rebates, Chargebacks and Discounts or Credits
(in thousands)
2013	$103,819	$251,686	$5,252	$174,372	$186,385
2012	$69,167	$155,219	$5,104	$125,671	$103,819
2011	$40,833	$100,433	$5,481	$77,580	$69,167

Allowance for Returns

	Beginning Balance	Additions		Deductions	Ending Balance
Year ended December 31,		Provision Related to Current Period Sales	Provision Related to Prior Period Sales	Returns or Credits Related to Prior Period Sales
(in thousands)
2013	$36,372	$34,899	$7,452	$18,270	$60,453
2012	$28,712	$22,192	$296	$14,828	$36,372
2011	$19,705	$17,933	$10,638	$19,564	$28,712

Allowance for Uncollectible Accounts

	Beginning Balance	Additions	Deductions	Ending Balance
Year ended December 31,		Charged to Costs and Expenses	Accounts Written Off During Period
(in thousands)
2013	$1,495	$317		$1,812
2012	$831	$664		$1,495
2011	$508	$323		$831

Valuation Allowance on Deferred Tax Assets

	Beginning Balance	Additions	Deductions	Ending Balance
Year ended December 31,		Provisions for Valuation Allowance	Release of Valuation Allowance /Other
(in thousands)
2013	$6,913	$293	$1,201	$6,005
2012	$7,711	$1,694	$2,492	$6,913
2011	$48,727	—	$41,016	$7,711